EXHIBIT 99.1

CAUTIONARY STATEMENT

This report contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. These forward-looking statements are subject to assumptions that are difficult to predict and to various risks and uncertainties. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section “Risk Factors” at the end of Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

As used in this report, “company,” “we,” “us,” “our” and “Anworth” refer to Anworth Mortgage Asset Corporation.

PART I

Item 1.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under “Risk Factors” at the end of Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006.

General

We were formed in October 1997 and commenced operations on March 17, 1998. We are in the business of investing primarily in mortgage-related assets including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other securities representing interests in, or obligations backed by, pools of mortgage loans which can be readily financed. Our principal business objective is to generate net income for distribution to stockholders based upon the spread between the interest income on our mortgage-related assets and the costs of borrowing to finance our acquisition of these assets.

We are organized for tax purposes as a REIT. Accordingly, we generally distribute substantially all of our earnings to stockholders without paying federal or state income tax at the corporate level on the distributed earnings. At December 31, 2006, our qualified REIT assets (real estate assets, as defined in the Code, cash and cash items and government securities) were greater than 90% of our total assets, as compared to the Code requirement that at least 75% of our total assets must be qualified REIT assets. Greater than 99% of our 2005 revenue qualifies for both the 75% source of income test and the 95% source of income test under the REIT rules. We believe we met all REIT requirements regarding the ownership of our common stock and the distributions of our net income. Therefore, we believe that we continue to qualify as a REIT under the provisions of the Code.

Our continuing operations consist of the following portfolios: Agency mortgage-backed securities, or Agency MBS, and Non-Agency mortgage-backed securities, or Non-Agency MBS. Our discontinued operations consist of the following portfolios: Belvedere Trust’s residential real estate loans, or BT Residential Loans, and Belvedere Trust’s other mortgage-backed securities, or BT Other MBS.

In November 2003, we formed Belvedere Trust Mortgage Corporation, or Belvedere Trust, to acquire mortgage loans and other mortgage-related assets. Through May 2005, Belvedere Trust securitized a substantial amount of those mortgage loans and retained a portion of the MBS while selling the balance to third parties in the secondary market. Since 2005, Belvedere Trust invested in senior and subordinated tranches from other issuers’ securitizations.

Due to recent liquidity and credit problems surrounding the mortgage markets generally, Belvedere Trust received margin calls from its lenders that it was unable to meet, resulting in defaults under lines of credit pursuant to which it remitted the underlying collateral to its lenders. On September 5, 2007, following discussions with financial advisers retained by Belvedere Trust in connection with the issues facing the credit markets, it was determined that obtaining alternate financing for Belvedere Trust was unlikely and Anworth concluded that a material charge for impairment with respect to all of Belvedere Trust’s assets was required under generally accepted accounting principles, or GAAP. In September 2007, we developed a plan to dispose of Belvedere Trust. Belvedere Trust is reported as a discontinued operation.

At December 31, 2006, we had total assets of $6.7 billion. Agency MBS portfolio, consisting of $4.7 billion, was distributed as follows: 26% agency adjustable-rate MBS, 58% agency hybrid adjustable-rate MBS, 16% agency fixed-rate MBS and less than 1% agency floating-rate CMOs. Non-Agency MBS portfolio consisted of $107 million of floating-rate CMOs. Assets of discontinued operations at December 31, 2006 were approximately $1.9 billion, or 28% of our overall assets. These assets consisted primarily of BT Other MBS portfolio of approximately $163 million and BT Residential Loans of approximately $1.7 billion. Stockholders’ equity available to common stockholders at December 31, 2006 was approximately $444 million, or $9.74 per share. The $444 million equals total stockholders’ equity of $491 million less the Series A Preferred Stock liquidating value of approximately $47 million. For the year ended December 31, 2006, we reported a net loss of $14.2 million. Net loss to common stockholders was $18.2 million, or a net loss of $(0.40) per diluted share. This includes a loss of approximately $10.2 million on the sale of Agency MBS and a net loss on discontinued operations of approximately $2.8 million.

Results of Operations

Years Ended December 31, 2006 and 2005

For the year ended December 31, 2006, our net loss was $14.2 million. Our net loss to common stockholders was $18.2 million, or a net loss of $(0.40) per diluted share, based on an average of 45.4 million shares outstanding. This includes a loss from continuing operations of $11.4 million (due primarily to a loss of $10.2 million on the sale of approximately $398 million of our Agency MBS) and a loss from discontinued operations of $2.8 million. For the year ended December 31, 2005, our net income was $28.9 million and our net income available to common stockholders was $25 million, or $0.53 per diluted share, based on an average of 47.1 million shares outstanding. This includes income from continuing operations of $22.3 million and income from discontinued operations of $6.6 million.

Continuing Operations

Net interest income for the year ended December 31, 2006 totaled $4.3 million or 1.8 % of gross income, compared to $28.1 million, or 14.1 % of total interest income, for the year ended December 31, 2005. The decline in net interest income is due primarily to the increase in short-term interest rates during most of the year and the mismatch between longer maturities on the mortgage-related assets and the shorter maturities on the related liabilities that finance those assets. Net interest income is comprised of the interest income earned on mortgage investments (net of premium amortization expense) less interest expense from borrowings. Interest income net of premium amortization expense for the year ended December 31, 2006 was $206.3 million, compared to $159.2 million for the year ended December 31, 2005, an increase of 29.6%. Interest expense for the year ended December 31, 2006 was $202.0 million, compared to $131.1 million for the year ended December 31, 2005, an increase of 54.1%. The increase in both interest income and interest expense was due primarily to the increase in short-term interest rates during most of the year.

During the year ended December 31, 2006, premium amortization expense for Anworth decreased $13.2 million, or 32.4%, from $40.8 million during the year ended December 31, 2005 to $27.6 million. During the year ended December 31, 2006, the decrease in premium amortization expense for Anworth resulted from a decrease of the constant prepayment rate of its portfolio.

The table below shows the approximate constant prepayment rate of our Agency MBS and Non-Agency MBS:

	Year Ended December 31, 2006				Year Ended December 31, 2005
Portfolio	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agency and Non-Agency MBS	25%	29%	26%	26%	27%	31%	36%	32%

During the year ended December 31, 2006, we sold approximately $398 million in face amount of Agency MBS, resulting in a loss of approximately $10.2 million, as part of our asset/liability management program. The proceeds from the sale were used to invest in higher-yielding Agency MBS. During the year ended December 31, 2005, we did not sell any of our MBS. During the years ended December 31, 2006 and 2005, we did not have any realized gain or loss on derivative instruments.

Total expenses were $5.5 million for the year ended December 31, 2006, compared to $5.9 million for the year ended December 31, 2005. The decrease of $390 thousand in total expenses was due primarily to a decrease in incentive compensation of $708 thousand (resulting from a decrease in net income), a decrease in “Other expenses” of $82 thousand, partially offset by an increase in compensation costs of $43 thousand and an increase in compensation costs relating to amortization of restricted stock of $357 thousand.

Discontinued Operations

For the year ended December 31, 2006, there was a net loss from discontinued operations of $2.8 million compared to net income of $6.6 million for the year ended December 31, 2005.

Net interest income (expense) for the year ended December 31, 2006 was $(2.0) million compared to $11.1 million for the year ended December 31, 2005. Net interest income is comprised of interest income earned on mortgage investments (net of premium amortization expense) less interest expense on borrowings. Interest income net of premium amortization expense for the year ended December 31, 2006 was $103.1 million compared to $122.5 million for the year ended December 31, 2005, a decrease of 15.8%. Interest expense for the year ended December 31, 2006 was $105.1 million compared to $111.4 million for the year ended December 31, 2005, a decrease of 5.7%. The decrease in both interest income and interest expense was due primarily to the reduction in the mortgage investments and related borrowings, although the decline in interest expense was offset somewhat by the increase in short-term interest rates during most of the year.

During the year ended December 31, 2006, premium amortization expense increased $2.4 million, or 12.8%, from $18.7 million during the year ended December 31, 2005 to $21.1 million. The increase in premium amortization expense resulted primarily from impairment charges of $3.3 million related to some of Belvedere Trust’s interest-only securities.

The table below shows the approximate constant prepayment rate of Belvedere Trust’s mortgage-related assets:

	Year Ended December 31, 2006				Year Ended December 31, 2005
Portfolio	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
BT Residential Loans	35%	35%	29%	32%	19%	31%	37%	35%
BT Other MBS	10%	8%	13%	7%	21%	16%	17%	19%

During the year ended December 31, 2006, Belvedere Trust realized a gain of approximately $2.6 million on the sale of $103 million in face amount of BT Other MBS. Belvedere Trust’s sales of BT Other MBS were part of its asset/liability management program and were designed to reduce credit exposure. During the year ended December 31, 2005, Belvedere Trust realized a gain on the sale of securities of $129 thousand.

Total expenses for discontinued operations were $3.4 million for the year ended December 31, 2006 compared to $4.6 million for the year ended December 31, 2005. This decrease was due primarily to a decrease of $0.5 million related to offering costs on Belvedere Trust’s attempted IPO, a decrease of $0.3 million in fees related to holding loans and subservicing (due primarily to the reduction in the loan portfolio and that no new loans were acquired or securitized in 2006) and a decrease in legal and accounting fees of $0.1 million.

Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005, our net income was $28.9 million. Our net income available to common stockholders was $25 million, or $0.53 per diluted share, based on an average of 47.1 million shares outstanding. This includes income from continuing operations of $22.3 million and income from discontinued operations of $6.6 million. For the year ended December 31, 2004, our net income was $55.8 million and our net income available to common stockholders was $55.4 million, or $1.22 per diluted share, based on an average of 45.3 million shares outstanding. This includes income from continuing operations of $50.0 million and income from discontinued operations of $5.8 million.

Continuing Operations

Net interest income for the year ended December 31, 2005 totaled $28.1 million or 14.1% of gross income, compared to $57.1 million, or 32.7% of gross income, for the year ended December 31, 2004. Net interest income is comprised of the interest income earned on mortgage investments (net of premium amortization expense) less interest expense from borrowings. Interest income net of premium amortization expense for the year ended December 31, 2005 was $159.2 million, compared to $127.2 million for the year ended December 31, 2004, an increase of 25.2%. Interest expense for the year ended December 31, 2005 was $131.1 million, compared to $70.2 million for the year ended December 31, 2004, an increase of 86.8%. The larger percentage increase in interest expense relative to interest income was due primarily to the increase in short-term interest rates during the year.

During the year ended December 31, 2005, premium amortization expense for Anworth decreased $6.8 million, or 14.3%, from $47.6 million to $40.8 million. During the year ended December 31, 2005, the decrease in premium amortization expense for Anworth resulted from a decrease of the constant prepayment rate of its portfolio.

The table below shows the approximate constant prepayment rate of our Agency MBS :

	Year Ended December 31, 2005				Year Ended December 31, 2004
Portfolio	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agency MBS	27%	31%	36%	32%	27%	42%	36%	29%

During the year ended December 31, 2005, we did not sell any of our Agency MBS, compared to a gain of $100 thousand during the year ended December 31, 2004. During the years ended December 31, 2005 and 2004, we did not have any gain or loss on derivative instruments.

Total expenses were $5.9 million for the year ended December 31, 2005, compared to $7.2 million for the year ended December 31, 2004. The decrease of $1.3 million in total expenses was due primarily to a decrease in incentive compensation of $2.0 million (which is directly related to the decrease in net income), partially offset by an increase in compensation and benefits of $393 thousand and an increase in “Other expenses” of $281 thousand.

Other expenses for the year ended December 31, 2005 were $2.9 million, compared to $2.6 million for the year ended December 31, 2004. This increase was due primarily to an increase in professional service fees of $240 thousand (due primarily to increased accounting and auditing fees relating to Sarbanes-Oxley).

Discontinued Operations

For the year ended December 31, 2005, there was net income from discontinued operations of $6.6 million compared to net income of $5.8 million for the year ended December 31, 2004.

Net interest income for the year ended December 31, 2005 was $11.1 million compared to $8.0 million for the year ended December 31, 2004. Net interest income is comprised of interest income earned on mortgage investments (net of premium amortization expense) less interest expense on borrowings. Interest income net of premium amortization expense for the year ended December 31, 2005 was $122.5 million compared to $36.1 million for the year ended December 31, 2004, an increase of 239.3% Interest expense for the year ended December 31, 2005 was $111.4 million compared to $28.1 million for the year ended December 31, 2004, an increase of 296.4%. The increase in both interest income and interest expense was due primarily to the increase in the mortgage investments and related borrowings, although the larger increase in interest expense was also affected by the increase in short-term interest rates during 2005.

During the year ended December 31, 2005, premium amortization expense increased $14.9 million, or 392.1%, from $3.8 million during the year ended December 31, 2004 to $18.7 million. The increase in premium amortization expense resulted primarily from an increase in its assets and an increase in the constant prepayment rate of its portfolio of loans and other mortgage-related assets.

The table below shows the approximate constant prepayment rate of Belvedere Trust’s mortgage-related assets:

	Year Ended December 31, 2005				Year Ended December 31, 2004
Portfolio	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
BT Loans	19%	31%	37%	35%	3%	21%	15%	17%
BT Other MBS	21%	16%	17%	19%	30%	35%	35%	23%

During the year ended December 31, 2005, Belvedere Trust realized a gain on the sale of securities of $129 thousand compared to a realized gain of $498 thousand on the sale of mortgage-related assets during the year ended December 31, 2004.

Total expenses for discontinued operations were $4.6 million for the year ended December 31, 2005 compared to $2.7 million for the year ended December 31, 2004. This increase was due primarily to an increase in compensation and benefits of $0.7 million (due primarily to increased staffing and payments of incentive compensation ), an increase of $0.7 million related to offering costs on Belvedere Trust’s attempted IPO, and an increase in the loan loss reserve of $0.5 million( due primarily to the increase in the loan portfolio).

Financial Condition

Continuing Operations

Agency MBS Portfolio

At December 31, 2006, we held agency mortgage assets whose amortized cost was approximately $4.70 billion, consisting primarily of $3.94 billion of adjustable-rate MBS, $756.8 million of fixed-rate MBS and $11 million of floating-rate CMOs. This amount represents an approximate 2.6% increase from the $4.58 billion held at December 31, 2005. Of the adjustable-rate Agency MBS owned by us, 31% were adjustable-rate pass-through certificates whose coupons reset within one year. The remaining 69% consisted of hybrid adjustable-rate MBS whose coupons will reset between one year and five years. Hybrid adjustable-rate MBS have an initial interest rate that is fixed for a certain period, usually three to five years, and thereafter adjust annually for the remainder of the term of the loan.

The following table presents a schedule of our Agency MBS at fair value owned at December 31, 2006 and December 31, 2005, classified by type of issuer (dollar amounts in thousands):

	At December 31, 2006		At December 31, 2005
Agency	Fair Value	Portfolio Percentage	Fair Value	Portfolio Percentage
Fannie Mae (FNM)	$2,895,583	61.9%	$2,969,471	65.6%
Freddie Mac (FHLMC)	1,728,525	36.9%	1,471,900	32.5%
Ginnie Mae (GNMA)	54,799	1.2%	83,312	1.9%

Total Agency MBS:	$4,678,907	100.0%	$4,524,683	100.0%

The following table classifies our portfolio of Agency MBS owned at December 31, 2006 and December 31, 2005, by type of interest rate index (dollar amounts in thousands):

	At December 31, 2006		At December 31, 2005
Index	Fair Value	Portfolio Percentage	Fair Value	Portfolio Percentage
One-month LIBOR	$10,940	0.2%	$13,074	0.3%
Six-month LIBOR	66,262	1.4%	31,333	0.7%
One year LIBOR	2,877,311	61.5%	2,473,909	54.7%
Six-month Certificate of Deposit	3,259	0.1%	4,365	0.1%
Six-month Constant Maturity Treasury	1,093	0.0%	1,287	0.0%
One-year Constant Maturity Treasury	914,451	19.6%	1,474,110	32.6%
Cost of Funds Index	55,112	1.2%	66,890	1.5%
Fixed-rate	750,479	16.0%	459,715	10.1%

Total Agency MBS:	$4,678,907	100.0%	$4,524,683	100.0%

The fair values indicated do not include interest earned but not yet paid. With respect to our hybrid adjustable-rate MBS, the fair value of these securities appears on the line associated with the index based on which the security will eventually reset once the initial fixed interest rate period has expired.

At December 31, 2006, our total agency portfolio had a weighted average coupon of 5.63%. The average coupon of the adjustable-rate securities was 5.76%, the hybrid securities average coupon was 5.49%, the fixed-rate securities average coupon was 5.95% and the CMO floaters average coupon was 6.13%. At December 31, 2005, our total agency portfolio had a weighted average coupon of 4.73%. The average coupon of the adjustable-rate securities was 4.64%, the hybrid average coupon was 4.65%, the fixed-rate securities average coupon was 5.46% and the CMO floaters average coupon was 5.18%.

At December 31, 2006, the average amortized cost of our agency mortgage-related assets was 101.55%, the average amortized cost of our adjustable-rate securities was 101.64% and the average amortized cost of our fixed-rate securities was 101.10%. Relative to our Agency and Non-Agency MBS portfolio at December 31, 2006, the average interest rate on outstanding repurchase agreements was 5.36% and the average days to maturity was 90 days. After adjusting for interest rate swap transactions, the average interest rate on outstanding repurchase agreements was 5.19% and the weighted average term to next rate adjustment was 301 days.

At December 31, 2005, the average amortized cost of our agency mortgage-related assets was 101.9%, the average amortized cost of our adjustable-rate securities was 101.9% and the average amortized cost of our fixed-rate securities was 101.6%. Relative to our Agency and Non-Agency MBS portfolio at December 31, 2005, the average interest rate on outstanding repurchase agreements was 3.99% and the average days to maturity was 126 days. After adjusting for interest rate swap transactions, the average interest rate on outstanding repurchase agreements was 3.90% and the weighted average term to next rate adjustment was 213 days.

At December 31, 2006 and December 31, 2005, the unamortized net premium paid for our Agency MBS was $72 million and $84 million, respectively.

At December 31, 2006, the current yield on our Agency MBS was 5.54% based on a weighted average coupon of 5.63% divided by the average amortized cost of 101.55%. At December 31, 2005, the current yield on our Agency MBS was 4.64% based on a weighted average coupon of 4.73% divided by the average amortized cost of 101.9%.

We analyze our MBS and the extent to which prepayments impact the yield of the securities. When the rate of prepayments exceeds expectations, we amortize the premiums paid on mortgage assets over a shorter time period, resulting in a reduced yield to maturity on our mortgage assets. Conversely, if actual prepayments are less than the assumed constant prepayment rate, the premium would be amortized over a longer time period, resulting in a higher yield to maturity.

Non-Agency MBS Portfolio

At December 31, 2006, our Non-Agency MBS portfolio consisted of $107 million of CMO floaters with an average coupon of 5.61% which were acquired at par value.

Discontinued Operations

At December 31, 2006, the assets of discontinued operations consisted primarily of the BT Other MBS portfolio of approximately $162.8 million and the BT Residential Loans portfolio of approximately $1.68 billion. At December 31, 2006, the liabilities of discontinued operations consisted primarily of repurchase agreements of approximately $276 million and MBS Issued of approximately $1.47 billion. At December 31, 2005, the assets of discontinued operations consisted primarily of the BT Other MBS portfolio of $96 million and the BT Residential Loans portfolio of approximately $2.5 billion. At December 31, 2005, the liabilities of discontinued operations consisted primarily of repurchase agreements of approximately $430 million and MBS Issued of approximately $2.07 billion.

BT Other MBS Portfolio

At December 31, 2006, Belvedere Trust’s portfolio of BT Other MBS at fair value included securities which are backed by first-lien hybrid and adjustable-rate residential mortgages. These MBS include investment grade and non-investment grade securities with a carrying value of approximately $162.8 million backed by 29.7% hybrid, 70.0% adjustable-rate and 0.3% fixed-rate mortgages by carrying value. This amount includes approximately $21.9 million in securities that were retained from Belvedere Trust’s first securitization (HYB1) (accounted for as a sale) during the first quarter of 2004 consisting of $13.3 million in securities rated AAA, $6.8 million in other investment grade securities and $1.8 million in non-investment grade securities. The remaining balance of approximately $140.9 million was securities that were purchased from major issuers and consist of $127.0 million in investment grade securities and $13.9 million in non-investment grade securities.

At December 31, 2005, Belvedere Trust’s portfolio of BT Other MBS at fair value included securities which are backed by first-lien hybrid and adjustable-rate residential mortgages. These MBS include investment grade and non-investment grade securities with a carrying value of approximately $96 million backed by 53.7% hybrid, 45.8% adjustable-rate and 0.5% fixed-rate mortgages by carrying value. This amount includes approximately $30 million in securities that were retained from Belvedere Trust’s first securitization (HYB1) (accounted for as a sale) during the first quarter of 2004 consisting of $20 million in securities rated AAA, $8 million in other investment grade securities and $2 million in non-investment grade securities. The remaining balance of approximately $66 million were securities that were purchased from major issuers and consist of $46 million in investment grade securities and $20 million in non-investment grade securities.

At December 31, 2006, Belvedere Trust’s $13.9 million in acquired non-investment grade securities includes securities with a carrying value of $1.3 million which are first loss securities and, as such, credit enhance $1.5 billion of underlying residential real estate loans. At December 31, 2005, the underlying amount of residential real estate loans was $1.85 billion. At December 31, 2006, the principal amount of these first loss securities is $4.1 million with a related discount of $2.8 million. If the credit losses from the underlying residential real estate loans exceed this discount, this would cause a reduction in earnings. For the years ended December 31, 2006 and 2005, Belvedere Trust had incurred $17 thousand and $0, respectively, in credit losses on these loans, which was applied against the discount.

At December 31, 2006, Belvedere Trust’s portfolio of BT Other MBS had a weighted average coupon of 6.52%. At December 31, 2005, Belvedere Trust’s portfolio of BT Other MBS had a weighted average coupon of 4.16%.

At December 31, 2006, the average amortized cost of BT Other MBS was 90.70%. At December 31, 2005, the average amortized cost of BT Other MBS was 74.38%.

BT Residential Loans Portfolio

Residential real estate loans held for securitization and held in securitization trusts are reflected in the financial statements at their amortized cost. At December 31, 2006, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Securitized Residential Real Estate Loans	Total Residential Real Estate Loans
Principal balance	$—	$1,652,773	$1,652,773
Principal receivable	—	11	$11
Unamortized premium	—	30,788	$30,788
Valuation reserve on real estate owned	—	(1,050)	$(1,050)

Carrying value	$—	$1,682,522	$1,682,522

At December 31, 2005, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Residential Real Estate Loans, Securitized	Total Residential Real Estate Loans
Principal balance	$499	$2,450,894	$2,451,393
Principal receivable	101	—	101
Unamortized premium	13	46,374	46,387

Carrying value	$613	$2,497,268	$2,497,881

At December 31, 2006, the weighted average coupon on residential real estate loans which Belvedere Trust had securitized (including HYB1) was 6.12%. At December 31, 2005, the weighted average coupon on residential real estate loans which Belvedere Trust had securitized (including HYB1) was 5.54%. At December 31, 2006, the weighted average FICO was 727 and the loan-to-value (LTV) was 72. At December 31, 2005, the weighted average FICO was 725 and the LTV was 72.

At December 31, 2006, Belvedere Trust’s residential real estate loan portfolio had a weighted average gross coupon of 6.18% and a weighted average net coupon of 5.82%. At December 31, 2005, Belvedere Trust’s residential real estate loan portfolio had a weighted average gross coupon of 5.56% and a weighted average net coupon of 5.20%.

At December 31, 2006, the average amortized cost of Belvedere Trust’s residential real estate loan portfolio was 101.59%. At December 31, 2005, the average amortized cost of Belvedere Trust’s residential real estate loan portfolio was 101.73%.

At December 31, 2006, Belvedere Trust’s residential real estate loan portfolio was $1.7 billion, consisting of securitized loans. There were no loans pending securitization. The residential real estate loan portfolio consisted of 4,522 loans with an average loan balance of $365 thousand. The securitized residential real estate loans serve as collateral for $1.5 billion of MBS issued and $155 million of repurchase agreement financings. More detailed information on Belvedere Trust’s residential real estate loans is included in Note 15 to the consolidated financial statements.

At December 31, 2005, Belvedere Trust’s residential real estate loan portfolio was $2.5 billion, consisting of securitized loans of $2.5 billion and loans pending securitization of $613 thousand. The residential real estate loan portfolio consisted of 6,769 loans with an average loan balance of $362 thousand. The weighted average coupon on residential real estate loans which have been securitized was 5.54% at December 31, 2005. The securitized residential real estate loans served as collateral for $2.07 billion of MBS issued and $359 million of repurchase agreement financings.

Hedging

We periodically enter into derivative transactions, in the form of forward purchase commitments and interest rate swaps, which are intended to hedge our exposure to rising rates on funds borrowed to finance our investments in securities. We designate interest rate swap transactions as cash flow hedges. We also periodically enter into derivative transactions, in the form of forward purchase commitments, which are not designated as hedges. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

As part of our asset/liability management policy, we may enter into hedging agreements such as interest rate caps, floors or swaps. These agreements would be entered into to try to reduce interest rate risk and would be designed to provide us with income and capital appreciation in the event of certain changes in interest rates. We review the need for hedging agreements on a regular basis consistent with our capital investment policy. At December 31, 2006, we were a counter-party to swap agreements, which are derivative instruments as defined by the Financial Accounting Standards Board in FASB 133 and FASB 138, with an aggregate notional amount of $900 million and an average maturity of 2.9 years. We utilize swap agreements to manage interest rate risk and do not anticipate entering into derivative transactions for speculative or trading purposes. In accordance with the swap agreements, we pay a fixed rate of interest during the term of the swap agreements and receive a payment that varies with the three-month LIBOR rate. At December 31, 2006, there were unrealized gains of approximately $4.9 million on our swap agreements.

Liquidity and Capital Resources

Continuing Operations

Our primary source of funds consists of repurchase agreements, relative to our Agency and Non-Agency MBS portfolios, which totaled $4.3 billion at December 31, 2006. Our other significant source of funds for the year ended December 31, 2006 consisted of payments of principal from our Agency MBS portfolio in the amount of $1.44 billion.

Relative to our Agency MBS portfolio at December 31, 2006, all of our repurchase agreements were fixed-rate term repurchase agreements with original maturities ranging from one month to 10 months. At December 31, 2006, we had borrowing arrangements with 22 different financial institutions and had borrowed funds under repurchase agreements with 15 of these firms. As the repurchase agreements mature, we enter into new repurchase agreements to take their place. Because we borrow money based on the fair value of our MBS and because increases in short-term interest rates can negatively impact the valuation of MBS, our borrowing ability could be reduced and lenders may initiate margin calls in the event short-term interest rates increase or the value of our MBS declines for other reasons. We had adequate cash flow, liquid assets and unpledged collateral with which to meet our margin requirements during the year ended December 31, 2006.

In the future, we expect that our primary sources of funds will continue to consist of borrowed funds under repurchase agreement transactions and of monthly payments of principal and interest on our MBS portfolios. Our liquid assets generally consist of unpledged MBS, cash and cash equivalents.

During the year ended December 31, 2006, we raised approximately $359 thousand under our Dividend Reinvestment and Stock Purchase Plan.

At December 31, 2006, our authorized capital included 20 million shares of $0.01 par value preferred stock. During the year ended December 31, 2006, we did not issue any shares of Series A preferred stock.

During the year ended December 31, 2006, we repurchased (as more fully described in Note 7 to the accompanying consolidated financial statements) 37,500 shares of our common stock at an average cost of $7.60 per share. The shares were acquired at prevailing prices through open market transactions and were made subject to restrictions to volume, pricing and timing subject to applicable SEC rules.

On February 1 and 7, 2007, we issued an aggregate of 1.15 million shares of Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock (as more fully described in Note 16 to the consolidated financial statements) and received net proceeds of approximately $27 million. We intend to use the proceeds from this offering to acquire mortgage-related assets consistent with our investment policy.

Discontinued Operations

Belvedere Trust enters into its own repurchase agreements which, at December 31, 2006, totaled $276 million. At December 31, 2006, other than one repurchase agreement which resets monthly based on one-month LIBOR, all of Belvedere Trust’s repurchase agreements were fixed-rate term repurchase agreements with original maturities ranging from five days to 36 months. At December 31, 2006, Belvedere Trust had borrowings with seven different financial institutions. Because Belvedere Trust borrows money based on the fair value of its mortgage-related assets and because increases in short-term interest rates may negatively impact the valuation of the mortgage-related assets, Belvedere Trust’s borrowing ability could be reduced and lenders may initiate margin calls in the event short-term interest rates increase or the value of the mortgage-related assets declines for other reasons.

Belvedere Trust acquired residential mortgage loan from third-party originators, including banks and other mortgage lenders and structured securitization transactions primarily through SPEs (such as REMIC trusts). The principal business activity involved issuing various series of MBS (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each MBS series is the sole source of repayment of the debt and therefore, Belvedere Trust’s exposure to loss is limited to its net investment in the collateral. Belvedere Trust has not securitized loans since May 25, 2005. To date, Belvedere Trust has transferred approximately $3.8 billion of residential real estate loans to securitization trusts. These transactions (except for its first securitization, which was treated as a sale for both legal and accounting purposes) utilized non-qualified SPEs requiring consolidation, which effectively resulted in the transactions being accounted for as financings. The servicing of the residential real estate loans is performed by third parties under servicing arrangements that resulted in no servicing asset or liability.

Since May 25, 2005, Belvedere Trust has made investments in senior and subordinated tranches from various issuers’ securitizations. The analyses and investment decisions have been made based on a similar approach to what Belvedere Trust typically has done for the acquisition of residential real estate loans intended for its own securitizations.

At December 31, 2006, Belvedere Trust did not have any commitments to acquire MBS or to purchase mortgage loans. Belvedere trust had whole loan financing facilities which provide for up to $400 million in financing secured by single-family mortgage loans. At December 31, 2006, Belvedere Trust had no outstanding borrowings under these facilities.

Off-Balance Sheet and Contractual Arrangements

The following table represents our contractual obligations at December 31, 2006 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Repurchase agreements (Anworth(1))	$4,329,921	$4,329,921	$—	$—	$—
Repurchase agreements (Belvedere Trust(1))	275,733	235,733	40,000	—	—
MBS issued(2)	1,472,876	368,219	483,287	271,849	349,521
Junior subordinated notes(3)	37,380	—	—	—	37,380
Lease commitment (Anworth)	1,627	277	578	614	158
Lease commitment (Belvedere Trust)	102	65	37	—	—

Total(4):	$6,117,639	$4,934,215	$523,902	$272,463	$387,059

(1)	These represent amounts due by maturity.

(2)	Principal is paid on the MBS issued following receipt of principal payments on the loans. For the table above, the principal payments have been estimated based on the underlying contractual payments as adjusted for prepayment assumptions. The actual principal paid in each year will be dependent upon the principal received on the underlying loans. These estimates may change significantly from the amounts presented above.

(3)	These represent amounts due by contractual maturity. However, we do have the option to redeem these after March 30, 2010 and April 30, 2010 as more fully described in Note 4 to the accompanying consolidated financial statements.

(4)	This does not include annual compensation agreements and incentive compensation agreements, which are more fully described in Note 8 to the accompanying consolidated financial statements.

The following table represents our contractual obligations at December 31, 2005 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Repurchase agreements (Anworth(1))	$4,099,410	$4,099,410	$—	$—	$—
Repurchase agreements (Belvedere Trust(1))	429,919	348,519	81,400	—	—
Whole loan financing facilities	493	493	—	—	—
MBS issued(2)	2,070,333	517,583	679,328	382,122	491,300
Junior subordinated notes(3)	37,380	—	—	—	37,380
Lease commitment (Anworth)	1,896	269	562	596	469
Lease commitment (Belvedere Trust)	167	65	102	—	—

Total(4):	$6,639,598	$4,966,339	$761,392	$382,718	$529,149

(1)	These represent amounts due by maturity.

(2)	Principal is paid on the MBS issued following receipt of principal payments on the loans. For the table above, the principal payments have been estimated based on the underlying contractual payments as adjusted for prepayment assumptions. The actual principal paid in each year will be dependent upon the principal received on the underlying loans.

(3)	These represent amounts due by contractual maturity. However, we do have the option to redeem these after March 30, 2010 and April 30, 2010 as more fully described in Note 4 to the accompanying consolidated financial statements.

(4)	This does not include annual compensation agreements and incentive compensation agreements, which are more fully described in Note 8 to the accompanying consolidated financial statements.

Stockholders’ Equity

We use available-for-sale treatment for our Agency and Non-Agency MBS and BT Other MBS, which are carried on our balance sheet at fair value rather than historical cost. Residential real estate loans are held for investment and carried at historical amortized cost. Based upon these treatments, our total equity base at December 31, 2006 was $491 million. Common stockholders’ equity was approximately $444 million, or $9.74 book value per share.

Under our available-for-sale accounting treatment, unrealized fluctuations in fair values of assets are assessed to determine whether they are other-than-temporary. To the extent we determine that these unrealized fluctuations are not other-than-temporary, they do not impact GAAP income or taxable income but rather are reflected on the balance sheet by changing the carrying value of the assets and reflecting the change in stockholders’ equity under “Accumulated other comprehensive income, unrealized gain (loss) on available-for-sale securities.”

As a result of this mark-to-market accounting treatment, our book value and book value per share are likely to fluctuate far more than if we used historical amortized cost accounting on all of our assets. As a result, comparisons with some companies that use historical cost accounting for all of their balance sheet may not be meaningful.

Unrealized changes in the fair value of MBS have one significant and direct effect on our potential earnings and dividends: positive mark-to-market changes will increase our equity base and allow us to increase our borrowing capacity, while negative changes will tend to reduce borrowing capacity under our capital investment policy. A very large negative change in the net market value of our MBS might reduce our liquidity, requiring us to sell assets with the likely result of realized losses upon sale. “Accumulative other comprehensive income, unrealized loss” on available-for-sale Agency MBS was $50.5 million, or 1.1% of the amortized cost of Agency MBS, at December 31, 2006. This, along with “Accumulative other comprehensive gain, derivatives,” of $4.9 million, and “Accumulative other comprehensive gain, Other MBS,” of $0.2 million, constitute the total “Accumulative other comprehensive loss” of $45.4 million.

Critical Accounting Policies

Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. Management has reviewed and evaluated its critical accounting policies and believes them to be appropriate.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. We do not believe that there is a great likelihood that materially different amounts would be reported related to accounting policies described below. Nevertheless, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates.

Our accounting policies for continuing operations are described in Note 1 and the accounting policies for discontinued operations are described in Note 15, respectively, to the accompanying consolidated financial statements. Management believes the more significant of these to be as follows:

Revenue Recognition

The most significant source of our revenue is derived from our investments in mortgage-related assets. We reflect income using the effective yield method which, through amortization of premiums and accretion of discounts at an effective yield, recognizes periodic income over the estimated life of the investment on a constant yield basis, as adjusted for actual prepayment activity. Management believes our revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

Interest income on our mortgage-related assets is accrued based on the actual coupon rate and the outstanding principal amounts of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the expected lives of the securities using the effective interest yield method, adjusted for the effects of actual prepayments and estimated prepayments based on the Statement of Financial Accounting Standards, or SFAS, No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17. Our policy for estimating prepayment speeds for calculating the effective yield is to evaluate historical performance, street consensus prepayment speeds and current market conditions. If our estimate of prepayments is incorrect, as compared to the aforementioned references, we may be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Interest income on Belvedere Trust’s BT Other MBS (discontinued operations-see Note 15 to the accompanying consolidated financial statements) is determined in accordance with FASB Emerging Issues Task Force (EITF) 99-20. The excess of estimated future cash flows over the initial investment is the accretable yield to be recognized as interest income over the life of the investment using the effective yield method. If the current fair value of any individual security is lower than its current amortized cost, we determine whether an impairment charge is required to be taken through current income. If there is a continued adverse change in estimated cash flows (considering both the timing and the amount of the cash flows, and taking into consideration receipt of cash flows to date), then the security is written down to fair value, which then becomes the new amortized cost basis for future amortization.

Allowance for Loan Losses

Belvedere Trust (discontinued operations-see Note 15 to the accompanying consolidated financial statements) establishes and maintains an allowance for estimated loan losses inherent in our residential real estate loan portfolio. The loan loss reserves are based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores, delinquency and collateral value. The reserves are reviewed on a regular basis and adjusted as deemed necessary. The allowance for loan losses on our residential real estate loans is established by taking loan loss provisions through our Consolidated Statements of Income.

Valuation and Classification of Investment Securities

We carry our investment securities on the balance sheet at fair value. The fair values of our MBS are generally based on market prices provided by certain dealers who make markets in such securities. The fair values of other marketable securities are obtained from the last reported sale of such securities on its principal exchange or, if no representative sale is reported, the mean between the closing bid and ask prices. If, in the opinion of management, one or more securities prices reported to us are not reliable or unavailable, management estimates the fair value based on characteristics of the security it receives from the issuer and available market information. The fair values reported reflect estimates and may not necessarily be indicative of the amounts we could realize in a current market exchange. We review various factors (i.e., expected cash flows, changes in interest rates, credit protection, etc.) in determining whether and to what extent an other-than-temporary impairment exists. To the extent that unrealized losses on our Agency MBS and BT Other MBS are attributable to changes in interest rates and not credit quality, and we have the ability and intent to hold these investments until a recovery of fair value up to (or beyond) its cost, which may be maturity, we do not consider these investments to be other-than-temporarily impaired. Losses on securities classified as available-for-sale, which are determined by management to be other-than-temporary in nature, are reclassified from “Accumulated other comprehensive income” to current-period income.

Variable Interest Entities

Belvedere Trust (discontinued operations-see Note 15 to the accompanying consolidated financial statements) structures securitization transactions primarily through non-qualified SPEs (such as REMIC trusts). The principal business activity involves issuing various series of MBS (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each series of MBS is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Under FIN 46, these interests in non-qualified SPEs are deemed to be VIEs and we are considered the primary beneficiary. Therefore, we consolidate these non-qualified SPEs. In addition, we consolidate our interests in loans financed through warehouse agreements where we are acquiring assets prior to securitization. We disclose our interests in VIEs under FIN 46 in the “Investments in Residential Real Estate Loans” footnote (Note 15 to the accompanying consolidated financial statements).

Accounting for Derivatives and Hedging Activities

In accordance with FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or FASB 133, as amended by FASB No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” or FASB 138, a derivative that is designated as a hedge is recognized as an asset/liability and measured at estimated fair value. In order for our interest rate swap agreements to qualify for hedge accounting, upon entering into the swap agreement, we must anticipate that the hedge will be highly “effective,” as defined by FASB 133.

On the date we enter into a derivative contract, we designate the derivative as a hedge of the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge). Changes in the fair value of a derivative that are highly effective and that are designated and qualify as a cash flow hedge, to the extent that the hedge is effective, are recorded in “Other comprehensive income” and reclassified to income when the forecasted transaction affects income (e.g., when periodic settlement interest payments are due on repurchase agreements). The swap agreements are carried on our Consolidated Balance Sheets at their fair value based on values obtained from major financial institutions. Hedge ineffectiveness, if any, is recorded in current-period income.

We formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. If it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, we discontinue hedge accounting.

When we discontinue hedge accounting, the gain or loss on the derivative remains in “Accumulated other comprehensive income” and is reclassified into income when the forecasted transaction affects income. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period income.

For purposes of the cash flow statement, cash flows from derivative instruments are classified with the cash flows from the hedged item.

In connection with its loan acquisitions, Belvedere Trust (discontinued operations-see Note 15 to the accompanying consolidated financial statements) enters into forward loan purchase commitments. To mitigate the impact of rising interest rates on the consummation of forward loan purchase commitments in connection with planned securitization funding, Belvedere Trust may enter into Eurodollar futures transactions. Both of these are treated as derivatives, carried at fair value, and any changes in fair value are recognized in current-period income.

Residential Real Estate Loans

We acquire residential mortgage loans and hold them as long-term investments through our Belvedere Trust subsidiary (discontinued operations-see Note 15 to the accompanying consolidated financial statements). Belvedere Trust finances the mortgage loans with short-term debt (see Note 15 to the accompanying consolidated financial statements) until a sufficient quantity has been accumulated for securitization into MBS in order to obtain long-term financing and to enhance liquidity. While all mortgage loans are acquired with the intention of securitizing them, Belvedere Trust may not be successful in its efforts to securitize the loans into MBS. Belvedere Trust’s residential real estate loans are classified as held-for-investment and are carried at their unpaid principal balance, adjusted for unamortized premiums or discounts. Premiums or discounts are amortized into current operations using the effective interest yield method, as adjusted for actual prepayments and considering estimated future prepayments, based on SFAS 91.

To meet our investment criteria, mortgage loans acquired by Belvedere Trust will generally conform to the underwriting guidelines established by Freddie Mac, Fannie Mae and Ginnie Mae, or to secondary market standards for high credit-quality mortgage loans. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution and Belvedere Trust does not intend to obtain additional appraisals at the time of acquiring mortgage loans. Mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States including savings and loan associations, banks, mortgage bankers and other mortgage lenders. Belvedere Trust may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others.

Belvedere Trust (discontinued operations-see Note 15 to the accompanying consolidated financial statements) maintains an allowance for loan losses for residential real estate loans held in consolidated securitization trusts and for loans held prior to securitization. The balance is included in “Allowance for loan losses” on the Consolidated Balance Sheets.

Income Taxes

Other than BT Finance, as noted below, our financial results do not reflect provisions for current or deferred income taxes. Management believes that we have and intend to continue to operate in a manner that will continue to allow us to be taxed as a REIT and, as a result, does not expect to pay substantial corporate level taxes. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to federal income tax.

BT Finance, our indirect wholly-owned subsidiary, is a taxable REIT subsidiary and may be liable for corporate income tax expenses.

Subsequent Events

On February 1 and 7, 2007, we issued an aggregate of 1.15 million shares of Series B Preferred Stock and received net proceeds of approximately $27 million (net of underwriting fees, commissions and other costs). The shares have a liquidation value of $25.00 per share and will pay cash dividends at a rate of 6.25% per year of the $25.00 liquidation preference. The conversion rate will initially be 2.3809 shares of our common stock per share of Series B Preferred Stock. The conversion rate will be adjusted in any fiscal quarter in which the cash dividends paid to common stockholders results in an annualized common dividend yield which is greater than 6.25%. The conversion ratio will also be subject to adjustment upon the occurrence of certain specific events such as a change of control.

We intend to classify the Series B Preferred Stock as temporary equity, which we believe follows the guidance of Emerging Issues Task Force (EITF) Topic D-98, “Classification and Measurement of Redeemable Securities.” The Series B Preferred Stock contains certain fundamental change provisions that allow the holder to redeem the preferred stock for cash only if certain events occur. As redemption under these circumstances is not solely within our control, we believe the guidance specifies the treatment of these securities as temporary equity.

We have also analyzed whether the conversion features in the Series B Preferred Stock should be bifurcated under the guidance in FAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and have determined that these do not need to be bifurcated.

Since December 31, 2006, we have entered into five additional swap agreements with an aggregate notional amount of $500 million for terms of up to three years. We utilize swap agreements to manage interest rate risk. In accordance with these swap agreements, we pay a fixed rate of interest during the term of the swap agreements and receive a payment that varies with the three-month LIBOR rate.

In February 2007, Belvedere Trust sold one of its interest-only securities for approximately $2.37 million. At December 31, 2006, we wrote down the value of this security from an amortized cost of approximately $3.34 million to its fair value of approximately $2.51 million. This write-down of approximately $830 thousand was reflected in impairment charges. Based on the sales price of approximately $2.37 million, Belvedere Trust recorded in February 2007 an additional loss of approximately $140 thousand on the sale of this security. In addition to the sale of this security, during January and February 2007, Belvedere Trust sold six other securities from its BT Other MBS portfolio, having a fair value at December 31, 2006 of approximately $27.4 million. Belvedere Trust expects to recognize a gain on the sale of these six securities of approximately $1 million. Belvedere Trust sold all of these securities as part of its asset/liability management program in order to reduce its credit risk exposure and to minimize future volatility to its earnings.

With regards to Belvedere Trust and BT Management, see Notes 1 and 15 to the accompany consolidated financing statements.

Item 2.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We seek to manage the interest rate, market value, liquidity, prepayment and credit risks inherent in all financial institutions in a prudent manner designed to insure our longevity while, at the same time, seeking to provide an opportunity for stockholders to realize attractive total rates of return through ownership of our common stock. While we do not seek to avoid risk completely, we do seek, to the best of our ability, to assume risk that can be quantified from historical experience, to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

We primarily invest in adjustable-rate, hybrid and fixed-rate mortgage-related assets. Hybrid mortgages are ARMs that have a fixed interest rate for an initial period of time (typically three years or greater) and then convert to an adjustable-rate for the remaining loan term. Our debt obligations are generally repurchase agreements of limited duration that are periodically refinanced at current market rates.

ARM-related assets are typically subject to periodic and lifetime interest rate caps that limit the amount an ARM-related asset’s interest rate can change during any given period. ARM securities are also typically subject to a minimum interest rate payable. Our borrowings are not subject to similar restrictions. Hence, in a period of increasing interest rates, interest rates on our borrowings could increase without limitation, while the interest rates on our mortgage-related assets could be limited. This problem would be magnified to the extent we acquire mortgage-related assets that are not fully indexed. Further, some ARM-related assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our liquidity, net income and our ability to make distributions to stockholders.

We fund the purchase of a substantial portion of our ARM-related assets with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of our mortgage assets. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. During periods of changing interest rates, such interest rate mismatches could negatively impact our net interest income, dividend yield and the market price of our common stock.

Most of our adjustable-rate assets are based on the one-year constant maturity treasury rate and the one-year LIBOR rate and our debt obligations are generally based on LIBOR. These indices generally move in the same direction, but there can be no assurance that this will continue to occur.

Our ARM-related assets and borrowings reset at various different dates for the specific asset or obligation. In general, the repricing of our debt obligations occurs more quickly than on our assets. Therefore, on average, our cost of funds may rise or fall more quickly than does our earnings rate on the assets.

Further, our net income may vary somewhat as the spread between one-month interest rates and six- and twelve-month interest rates varies.

At December 31, 2006, our Agency and Non-Agency MBS and related borrowings will prospectively reprice based on the following time frames (dollar amounts in thousands):

	Investments(1)		Borrowings
	Amount	Percentage of Total Investments	Amount	Percentage of Total Borrowings
	(amounts in thousands)
Investment Type/Rate Reset Dates:
Fixed-rate investments	$750,479	15.7%	$—	—
Adjustable-Rate Investments/Obligations:
Less than 3 months	368,428	7.7%	2,560,750	59.1%
Greater than 3 months and less than 1 year	962,617	20.1%	1,769,171	40.9%
Greater than 1 year and less than 2 years	681,347	14.2%	—	—
Greater than 2 years and less than 3 years	502,303	10.5%	—	—
Greater than 3 years and less than 5 years	1,520,756	31.8%	—	—

Total:	$4,785,930	100.0%	$4,329,921	100.0%

(1)	Based on when they contractually reprice and do not consider the effect of any prepayments.

At December 31, 2005, our Agency MBS and related borrowings will prospectively reprice based on the following time frames (dollar amounts in thousands):

	Investments(1)		Borrowings
	Amount	Percentage of Total Investments	Amount	Percentage of Total Borrowings
	(amounts in thousands)
Investment Type/Rate Reset Dates:
Fixed-rate investments	$459,715	10.2%	$—	—
Adjustable-Rate Investments/Obligations:
Less than 3 months	459,456	10.1%	2,087,310	50.9%
Greater than 3 months and less than 1 year	1,028,930	22.7%	2,012,100	49.1%
Greater than 1 year and less than 2 years	998,882	22.1%	—	—
Greater than 2 years and less than 3 years	941,552	20.8%	—	—
Greater than 3 years and less than 5 years	636,148	14.1%	—	—

Total:	$4,524,683	100.0%	$4,099,410	100.0%

(1)	Based on when they contractually reprice and do not consider the effect of any prepayments.

At December 31, 2006, Belvedere Trust’s BT Other MBS and related borrowings will prospectively reprice based on the following time frames (dollar amounts in thousands):

	Investments(1)		Borrowings
	Amount	Percentage of Total Investments	Amount	Percentage of Total Borrowings
	(in thousands)
Investment Type/Rate Reset Dates:
Fixed-rate investments	$572	0.4%	$—	—
Adjustable-Rate Investments/Obligations:
Less than 3 months	115,300	70.8%	105,486	87.0%
Greater than 3 months and less than 1 year	—	—	11,788	9.7%
Greater than 1 year and less than 2 years	23,829	14.6%	3,959	3.3%
Greater than 2 years and less than 3 years	—	—	—	—
Greater than 3 years and less than 5 years	23,098	14.2%	—	—

Total:	$162,799	100.0%	$121,233	100.0%

(1)	Based on when they contractually reprice and do not consider the effect of any prepayments.

At December 31, 2005, Belvedere Trust’s BT Other MBS and related borrowings will prospectively reprice based on the following time frames (dollar amounts in thousands):

	Investments(1)		Borrowings
	Amount	Percentage of Total Investments	Amount	Percentage of Total Borrowings
	(in thousands)
Investment Type/Rate Reset Dates:
Fixed-rate investments	$520	0.5%	$—	—
Adjustable-Rate Investments/Obligations:
Less than 3 months	43,923	45.8%	51,378	72.9%
Greater than 3 months and less than 1 year	—	—	9,600	13.6%
Greater than 1 year and less than 2 years	20,088	20.9%	9,500	13.5%
Greater than 2 years and less than 3 years	13,787	14.4%	—	—
Greater than 3 years and less than 5 years	17,611	18.4%	—	—

Total:	$95,929	100.0%	$70,478	100.0%

(1)	Based on when they contractually reprice and do not consider the effect of any prepayments.

Belvedere Trust has implemented an interest rate risk management program intended to protect its portfolio of mortgage-related assets and the related debt against the effects of major interest rate changes. Belvedere Trust primarily uses securitization transactions to manage the interest rate risk of its mortgage portfolio. The payments due on the securities generally match the cash flow from the underlying mortgage loans. Belvedere Trust’s interest rate risk management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from rate adjustment limitations on its portfolio of mortgage-related assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate mortgage-related assets and related borrowings. Belvedere Trust finances certain of its retained and acquired securities with repurchase agreements which have different adjustment periods than the related assets. As part of its interest rate risk management program, Belvedere Trust has entered into term repurchase agreements that fix the rate of interest or, in some cases, cap the rate of interest on a portion of the borrowings secured by Belvedere Trust’s mortgage-related assets.

Market Value Risk

Substantially all of our MBS are classified as available-for-sale assets. As such, they are reflected at fair value (i.e., market value) with the periodic adjustment to fair value reflected as part of “Accumulated other comprehensive income” that is included in the equity section of our balance sheet. The market value of our assets can fluctuate due to changes in interest rates and other factors.

Liquidity Risk

Our primary liquidity risk arises from financing long-maturity MBS with short-term debt. The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate MBS. For example, at December 31, 2006, our Agency and Non-Agency adjustable-rate MBS had a weighted average term to next rate adjustment of approximately 28 months, while our borrowings had a weighted average term to next rate adjustment of 90 days. After adjusting for interest rate swap transactions, the weighted average term to next rate adjustment was 301 days. Accordingly, in a period of rising interest rates, our borrowing costs will usually increase faster than our interest earnings from MBS. As a result, we could experience a decrease in net income or a net loss during these periods (as what has occurred in 2006). Our assets that are pledged to secure short-term borrowings are high-quality liquid assets. As a result, we have not had difficulty rolling over our short-term borrowings as they mature. There can be no assurance that we will always be able to roll over our short-term debt.

At December 31, 2006, we had unrestricted cash of $175 thousand, $232.3 million in unpledged Agency and Non-Agency MBS and $15.2 million in unpledged BT Other MBS available to meet margin calls on short-term borrowings that could be caused by asset value declines or changes in lender collateralization requirements.

Prepayment Risk

Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates on mortgage-related securities and mortgage loans vary from time to time and may cause changes in the amount of our net interest income. Prepayments of ARM loans usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such loans and decrease when mortgage interest rates exceed the then-current interest rate on such loans, although such effects are not entirely predictable. Prepayment rates may also be affected by the conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate loans and ARM loans underlying MBS. The purchase prices of MBS are generally based upon assumptions regarding the expected amounts and rates of prepayments. Where slow prepayment assumptions are made, we may pay a premium for MBS. To the extent such assumptions differ from the actual amounts of prepayments, we could experience reduced earnings or losses. The total prepayment of any MBS purchased at a premium by us would result in the immediate write-off of any remaining capitalized premium amount and a reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new MBS to replace the prepaid MBS, our financial condition, cash flows and results of operations could be harmed.

We often purchase mortgage-related assets that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over par value to acquire these assets. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. As we receive repayments of mortgage principal, we amortize the premium balances as a reduction to our income. If the mortgage loans underlying a mortgage-backed security were prepaid at a faster rate than we anticipate, we would amortize the premium at a faster rate. This would reduce our income.

Tabular Presentation

Anworth’s MBS

The information presented in the table below projects the impact of sudden changes in interest rates on Anworth’s annual Projected Net Interest Income and Projected Portfolio Value (excluding Belvedere Trust’s operations) as more fully discussed below, based on investments in place at December 31, 2006, and includes all of our interest rate-sensitive assets, liabilities and hedges, such as interest rate swap agreements.

Changes in Projected Net Interest Income equals the change that would occur in the calculated Projected Net Interest Income for the next twelve months relative to the 0% change scenario if interest rates were to instantaneously parallel shift to and remain at the stated level for the next twelve months.

Changes in Projected Portfolio Value equals the change in value of our assets that we carry at fair value rather than at historical amortized cost and any change in the value of any derivative instruments or hedges, such as interest rate swap agreements. We acquire interest rate-sensitive assets and fund them with interest rate-sensitive liabilities. We generally plan to retain such assets and the associated interest rate risk to maturity.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change In Projected Portfolio Value
–2.0%	-109%	0.2%
–1.0%	16%	0.4%
0%	—	—
1.0%	-193%	-1.5%
2.0%	-410%	-3.5%

When interest rates are shocked, prepayment assumptions are adjusted based on management’s best estimate of the effects of changes in interest rates on prepayment speeds. For example, under current market conditions, a 100 basis point decline in interest rates is estimated to result in a 57% increase in the prepayment rate of our Agency MBS portfolio. The base interest rate scenario assumes interest rates at December 31, 2006. Actual results could differ significantly from those estimated in the table. The above table includes the effect of interest rate swap agreements. At December 31, 2006, the aggregate notional amount of the interest rate swap agreements was $900 million and the weighted average maturity was 2.9 years.

The information presented in the table below projects the impact of sudden changes in interest rates on Anworth’s annual Projected Net Income and Projected Portfolio Value compared to the base case used in the table above (excluding Belvedere Trust’s operations) and excludes the effect of the interest rate swap agreements.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change In Projected Portfolio Value
–2.0%	-33%	1.0%
–1.0%	16%	0.8%
0%	—	—
1.0%	-349%	-1.9%
2.0%	-642%	-4.4%

BT Other MBS

The information presented in the table below projects the impact of sudden changes in interest rates on Belvedere Trust’s annual Projected Net Income and Projected Portfolio Value as more fully discussed below based on investments in place at December 31, 2006. Changes in Projected Portfolio Value equals the change in value of the assets that Belvedere Trust carries at fair value (shown on the Consolidated Balance Sheets as “Other MBS”) rather than at historical amortized cost and any change in the value of any derivative instruments or hedges, such as interest rate swap agreements and Eurodollar futures contracts, divided by Belvedere Trust’s equity. Belvedere Trust’s residential real estate loans are carried at historical amortized cost and, therefore, are not included in Projected Portfolio Value in the table below. Belvedere Trust acquires interest rate-sensitive assets and funds them with interest rate-sensitive liabilities. Belvedere Trust generally plans to retain such assets and the associated interest rate risk to maturity.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change In Projected Portfolio Value
–2.0%	-8.3%	1.8%
–1.0%	6.2%	0.6%
0%	—	—
1.0%	-17.4%	-1.0%
2.0%	-38.0%	-1.7%

When interest rates are shocked, prepayment assumptions are adjusted based on management’s best estimate of the effects of changes in interest rates on prepayment speeds. For example, under current market conditions, a 100 basis point decline in interest rates is estimated to result in an increase from 28% to 32% in the prepayment rate of Belvedere Trust’s mortgage-related assets (which include those assets that have been securitized). The base interest rate scenario assumes interest rates at December 31, 2006. Actual results could differ significantly from those estimated in the table.

General

Many assumptions are made to present the information in the above tables and, as such, there can be no assurance that assumed events will occur, or that other events will not occur, that would affect the outcomes; therefore, the above tables and all related disclosures constitute forward-looking statements. The analyses presented utilize assumptions and estimates based on management’s judgment and experience. Furthermore, future sales, acquisitions and restructuring could materially change the interest rate risk profile for us and Belvedere Trust. The tables quantify the potential changes in net income and net asset value should interest rates immediately change (are “shocked”). The results of interest rate shocks of plus and minus 100 and 200 basis points are presented. The cash flows associated with the portfolio of mortgage-related assets for each rate shock are calculated based on a variety of assumptions including prepayment speeds, time until coupon reset, yield on future acquisitions, slope of the yield curve and size of the portfolio. Assumptions made on the interest rate-sensitive liabilities, which are repurchase agreements, include anticipated interest rates (no negative rates are utilized), collateral requirements as a percent of the repurchase agreement and amount of borrowing. Assumptions made in calculating the impact on net asset value of interest rate shocks include interest rates, prepayment rates and the yield spread of mortgage-related assets relative to prevailing interest rates.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders’

Anworth Mortgage Asset Corporation

Santa Monica, California

We have audited the accompanying consolidated balance sheets of Anworth Mortgage Asset Corporation (Anworth) as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anworth at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Anworth’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2007 expressed an unqualified opinion thereon.

As discussed in Note 11 to the financial statements, effective January 1, 2006, the Company changed its method of quantifying misstatements of prior year financial statements. The Company adopted the dual method, as required by SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

BDO Seidman, LLP.

Los Angeles, California

March 14, 2007 except for Note 15, which is as of November 24, 2007

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2006	December 31, 2005
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$4,449,129	$4,302,139
Agency MBS at fair value	229,778	222,544

	4,678,907	4,524,683
Non-Agency MBS:
Non-Agency MBS pledged to counterparties at fair value	104,508	—
Non-Agency MBS at fair value	2,515	—

	107,023	—
Cash and cash equivalents	34	27
Interest and dividends receivable	27,129	21,845
Derivative instruments at fair value	11,757	12,948
Prepaid expenses and other	3,750	2,371
Cash and cash equivalents of discontinued operations	141	8,221
Assets of discontinued operations	1,858,648	2,614,154

	$6,687,389	$7,184,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$60,619	$33,670
Repurchase agreements (Anworth)	4,329,921	4,099,410
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	6,877	—
Dividends payable on Series A Preferred Stock	2,022	1,011
Dividends payable on common stock	912	908
Accrued expenses and other	2,596	11,044
Liabilities of discontinued operations	1,756,060	2,517,727

	$6,196,387	$6,701,150

Stockholders’ equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 100,000 shares, 45,609 and 45,397 issued and outstanding, respectively	456	454
Additional paid-in capital	525,607	524,993
Accumulated other comprehensive loss consisting of unrealized losses and gains	(45,435)	(75,620)
Accumulated deficit	(35,023)	(12,125)

	$491,002	$483,099

	$6,687,389	$7,184,249

See accompanying notes to consolidated financial statements.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2006	2005	2004
Interest income net of amortization of premium and discount:
Interest on Agency MBS	$205,755	$159,248	$127,239
Interest on Non-Agency MBS	532	—	—

	206,287	159,248	127,239

Interest expense:
Interest expense on repurchase agreements (Anworth)	198,953	129,101	70,184
Interest expense on junior subordinated notes	3,084	1,998	—

	202,037	131,099	70,184

Net interest income	4,250	28,149	57,055

(Loss) gain on sale of Agency MBS and Non-Agency MBS	(10,207)	—	100
Expenses:
Compensation and benefits	(2,304)	(2,261)	(1,868)
Compensation-amortization of restricted stock	(397)	(40)	—
Incentive compensation	—	(708)	(2,723)
Other expenses	(2,783)	(2,865)	(2,584)

Total expenses	(5,484)	(5,874)	(7,175)

(Loss) income from continuing operations	(11,441)	22,275	49,980

(Loss) income from discontinued operations	(2,763)	6,610	5,825

Net (loss) income	$(14,204)	$28,885	$55,805

Dividend on Series A Cumulative Preferred Stock	$(4,044)	$(3,901)	$(369)

Net (loss) income available to common stockholders	$(18,248)	$24,984	$55,436

Basic (loss) earnings per common share:
Continuing operations	$(0.34)	$0.39	$1.10
Discontinued operations	$(0.06)	$0.14	$0.13

Total basic (loss) earnings per common share	$(0.40)	$0.53	$1.23

Diluted (loss) earnings per common share:
Continuing operations	$(0.34)	$0.39	$1.10
Discontinued operations	$(0.06)	$0.14	$0.12

Total basic (loss) earnings per common share	$(0.40)	$0.53	$1.22

Basic weighted average number of shares outstanding	45,430	47,103	45,244
Diluted weighted average number of shares outstanding	45,430	47,128	45,329

See accompanying notes to consolidated financial statements.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2006, 2005 and 2004

(in thousands, except per share amounts)

	Preferred Stock Shares	Common Stock Shares	Preferred Stock Par Value	Common Stock Par Value	Additional Paid-In Capital	Accum. Other Comp. Income (Loss) Agency MBS	Accum. Other Comp. Income (Loss) Derivatives	Accum. Other Comp. Income (Loss) Other MBS	Retained Earnings (Deficit)	Treasury Stock at Cost	Comp. Income (Loss)	Total
Balance, December 31, 2003	—	42,707	$—	$427	$488,234	$(21,933)	$—	$—	$(9,331)	$—		$457,397

Issuance of Series A Preferred stock	1,101		26,435									26,435
Issuance of common stock		3,790		38	45,412							45,450
Other comprehensive income (loss), fair value adjustments						(23,558)	4,122	(1,229)			(20,665)	(20,665)
Net income									55,805		55,805	55,805

Total comprehensive income											$35,140

Amortization of restricted stock					79							79
Dividends declared—$0.335417 per Series A Preferred share									(369)			(369)
Dividends declared—$1.25 per common share									(57,096)			(57,096)

Balance, December 31, 2004	1,101	46,497	$26,435	$465	$533,725	$(45,491)	$4,122	$(1,229)	$(10,991)	$—		$507,036

Issuance of Series A Preferred stock	775		18,962									18,962
Issuance of common stock		2,282		23	20,956							20,979
Issuance of restricted stock		201		2	(2)							—
Purchases of treasury stock										(29,841)		(29,841)
Retired treasury stock		(3,583)		(36)	(29,805)					29,841		—
Other comprehensive income (loss), fair value adjustments						(39,936)	8,827	(1,913)			(33,022)	(33,022)
Net income									28,885		28,885	28,885

Total comprehensive income (loss)											$(4,137)

Amortization of restricted stock					119							119
Dividends declared—$2.156252 per Series A Preferred share									(3,901)			(3,901)
Dividends declared—$0.55 per common share									(26,118)			(26,118)

Balance, December 31, 2005	1,876	45,397	$45,397	$454	$524,993	$(85,427)	$12,949	$(3,142)	$(12,125)	$—		$483,099

Issuance of common stock		45		—	359							359
Issuance of restricted stock		205		2	64							66
Purchases of treasury stock										(285)		(285)
Retired treasury stock		(38)		—	(285)					285		—
Other comprehensive income (loss), fair value adjustments and reclassifications						34,908	(8,067)	3,344			30,185	30,185
Net income (loss)									(14,204)		(14,204)	(14,204)

Total comprehensive income											$15,981

Amortization of restricted stock					476							476
Dividends declared—$2.156252 per Series A Preferred share									(4,044)			(4,044)
Dividends declared—$0.08 per common share									(3,639)			(3,639)
Cumulative effect adjustment									(1,011)			(1,011)

Balance, December 31, 2006	1,876	45,609	$45,397	$456	$525,607	$(50,519)	$4,882	$202	$(35,023)	$—		$491,002

See accompanying notes to consolidated financial statements.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2006	2005	2004
Operating Activities:
(Loss) income from continuing operations	$(11,441)	$22,275	$49,980
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization of premium and discounts (Agency MBS)	27,631	40,846	47,619
Gain (loss) on sale of Agency MBS	10,207	—	(102)
Amortization of restricted stock	476	119	79
Changes in assets and liabilities:
(Increase) in interest receivable	(5,284)	(2,767)	(2,070)
Decrease (increase) in prepaid expenses and other	(1,378)	9	(22)
Increase in accrued interest payable	26,924	15,228	3,466
(Decrease) increase in accrued expenses and other	(8,423)	8,717	1,210
Net cash provided by operating activities of discontinued operations	13,994	31,185	1,780

Net cash provided by operating activities	$52,706	$115,612	$101,940

Investing Activities:
Available-for-sale Agency MBS:
Purchases	$(1,988,185)	$(1,770,019)	$(2,281,202)
Principal payments	1,437,972	1,753,094	1,748,572
Proceeds from sales	393,057	—	119,356
Available-for-sale Non-Agency MBS:
Purchases	(108,775)	—	—
Principal payments	1,752	—	—
Proceeds from sales	—	—	—
Net cash provided by investing activities of discontinued operations	731,950	74,835	(2,690,793)

Net cash provided by (used in) investing activities	$467,771	$57,910	$(3,104,067)

Financing Activities:
Borrowings from repurchase agreements	$21,998,859	$16,060,065	$10,902,345
Repayments on repurchase agreements	(21,768,348)	(16,133,585)	(10,505,106)
Proceeds from junior subordinated notes	—	35,160	—
Proceeds from common stock issued, net	426	20,979	45,449
Proceeds from Series A Preferred Stock issued, net	—	18,962	26,435
Series A Preferred stock dividends paid	(4,044)	(3,260)	—
Common stock dividends paid	(3,635)	(37,764)	(58,635)
Treasury stock purchased	(285)	(29,841)	—
Net cash (used in) provided by financing activities of discontinued operations	(751,523)	(99,032)	2,594,485

Net cash (used in) provided by financing activities	$(528,550)	$(168,316)	$3,004,973

Net (decrease) increase in cash and cash equivalents	$(8,073)	$5,206	$2,846
Cash and cash equivalents at beginning of period	27	1,983	196
Add: net decrease (increase) in cash of discontinued operations	8,080	(7,162)	(1,059)

Cash and cash equivalents at end of period	$34	$27	$1,983

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$166,601	$115,580	$66,717
Supplemental Disclosure of Investing and Financing Activities:
Retirement of treasury stock	$285	$29,841	$—
Restricted stock issued	$1,800	$1,550	$—

See accompanying notes to consolidated financial statements.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	For the Year Ended December 31,
	2006	2005	2004
Net (loss) income	$(14,204)	$28,885	$55,805

Available-for-sale Agency MBS, fair value adjustment	24,701	(39,936)	(23,457)
Reclassification adjustment for losses (gains) on sales included in net (loss) income	10,207	—	(101)
BT Other MBS, fair value adjustment	5,971	(1,913)	(1,229)
Reclassification adjustment for gains on sales included in net (loss) income	(2,627)	—	—
Unrealized (losses) gains on cash flow hedges	(1,866)	8,045	(128)
Reclassification adjustment for interest (income) expense included in net (loss) income	(6,201)	782	4,250

	30,185	(33,022)	(20,665)

Comprehensive income (loss)	$15,981	$(4,137)	$35,140

See accompanying notes to consolidated financial statements.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Anworth Mortgage Asset Corporation, or Anworth, was incorporated in Maryland on October 20, 1997 and commenced operations on March 17, 1998. We are in the business of investing primarily in United States agency mortgage-backed securities, referred to as Agency MBS. United States agency securities are securities that are obligations guaranteed by the United States government or guaranteed by federally sponsored enterprises such as Fannie Mae, Freddie Mac or Ginnie Mae. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities and other mortgage-related assets.

We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, or the Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

In November 2003, we formed Belvedere Trust Mortgage Corporation, or Belvedere Trust, to acquire mortgage loans and other mortgage-related assets. Through May 2005, Belvedere Trust securitized a substantial amount of those mortgage loans and retained a portion of the MBS while selling the balance to third parties in the secondary market. Since 2005, Belvedere Trust invested in senior and subordinated tranches from other issuers’ securitizations. Due to liquidity and credit problems surrounding the mortgage markets generally in the third quarter of 2007, Belvedere Trust received margin calls from its lenders that it was unable to meet, resulting in defaults under lines of credit pursuant to which it remitted the underlying collateral to its lenders. On September 5, 2007, following discussions with financial advisers retained by Belvedere Trust in connection with the issues facing the credit markets, it was determined that obtaining alternate financing for Belvedere Trust was unlikely and Anworth concluded that a material charge for impairment with respect to all of Belvedere Trust’s assets was required under generally accepted accounting principles, or GAAP.

The results of our operations are affected by various factors, many of which are beyond our control, including changes in interest rates, the slope of the yield curve, supply and demand for mortgage assets, borrowing costs and prepayment speeds on our mortgage-related asset portfolio.

Increases in the target federal funds rate have caused the cost of our liabilities to increase at a greater rate than the yield on our mortgage-related assets. As a result, this has negatively impacted our net interest income and we have been experiencing a period of reduced earnings or losses.

During the past two years, increases in the target federal funds rate have caused a flattening of the yield curve. A flat or inverted yield curve may negatively affect our operations, book value and profitability due to its potential impact on mortgage-related investment yields and the supply of adjustable-rate mortgage, or ARM, products. A flat yield curve occurs when there is little difference between short-term and long-term interest rates. An inverted yield curve occurs when short-term interest rates are higher than long-term interest rates.

A flat or inverted yield curve may be an adverse environment for ARM product volume, as there may be little incentive for borrowers to choose an ARM product over a longer-term fixed-rate loan. If the supply of ARM product decreases, yields may decline due to market forces. Additionally, a flat or inverted yield curve may negatively impact the pricing of our securities. According to generally accepted accounting principles, or GAAP, if the values of our securities decrease, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets which are treated as available-for-sale.

To potentially offset the negative impact of the rising interest rates and inverted yield curve on earnings and book value, we have different alternatives with which to employ our funds including investing in new agency mortgage-backed securities, or Agency MBS, non-agency mortgage-backed securities, or Non-Agency MBS, and other mortgage-backed securities, or Other MBS, at yields that are currently higher than the cost of our borrowings; paying down our borrowings to reduce the related costs; and repurchasing our common stock when the market price is below our book value to increase the book value per common share.

Although we believe that these alternatives may positively impact earnings and book value, we have no control over the changes in interest rates and the slope of the yield curve and, therefore, there can be no assurance that these strategies will produce the desired positive effects.

BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with GAAP utilized in the United States of America. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Our consolidated financial statements include the accounts of all subsidiaries and consolidated variable interest entities, or VIEs. BT Management is owned 50% by Anworth, 45% by the executive officers of Belvedere Trust and 5% by Lloyd McAdams, our Chairman and Principal Executive Officer. BT Management cannot take numerous actions without our consent. We have also provided substantially all of the equity at risk for BT Management. Therefore, for these various reasons, BT Management is included in these consolidated financial statements. Significant intercompany accounts and transactions have been eliminated. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

Change in Basis of Presentation

Certain reclassifications have been made to the December 31, 2005 Consolidated Balance Sheet and to the December 31, 2005 and December 31, 2004 information presented in the Consolidated Statements of Stockholders’ Equity. At December 31, 2005 and December 31, 2004, we only showed the par value of our preferred stock while the balance of the net proceeds had been included in “Additional paid-in capital.” In 2006, we presented the net proceeds of our preferred stock separate from our common stock and made these reclassifications to the December 31, 2005 and December 31, 2004 financial statements. As of December 31, 2005 and December 31, 2004, the net proceeds of our preferred stock were approximately $45.4 million and $26.4 million, respectively. We made this change in our presentation to separate the amount related to our preferred stockholders’ equity from our common stockholders’ equity.

For the year ended December 31, 2006, we decided to present the major components of interest income and interest expense to provide more information on our mortgage-related assets and the related liabilities. The corresponding amounts for the years ended December 31, 2005 and 2004 are presented in the same manner for conformity.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, “Impairment of Long-Lived Assets,” or SFAS No. 144, we have determined that the operations and cash flows of Belvedere Trust can be identified and eliminated from the ongoing operations and that we will not have any significant continuing involvement in the operations of Belvedere Trust. Management has developed a plan to dispose of Belvedere Trust as discussed in Note 15. Accordingly, the related assets, liabilities, income and expense of Belvedere Trust are reported as a discontinued operation (see Note 15) and the information for all prior periods is presented in the same manner for conformity.

As BT Management was formed to manage Belvedere Trust, and there will not be a sufficient amount of base fee paid by Belvedere Trust to BT Management to continue its operations, we have determined (in accordance with SFAS No. 144) that the operations and cash flows of BT Management can be identified and eliminated from the ongoing operations and that we will not have any significant continuing involvement in the operations of BT Management. Accordingly, the related assets, liabilities, income and expense of BT Management are reported as a discontinued operation (see Note 15) and the information for all prior periods is presented in the same manner for conformity.

The following is a summary of our significant accounting policies:

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their fair value.

Mortgage-Backed Securities (MBS)

Agency MBS are securities that are obligations which are guaranteed by the United States government or its sponsored enterprises such as Fannie Mae, Freddie Mac and Ginnie Mae. The payment of principal and interest on the Fannie Mae and Freddie Mac MBS are guaranteed by those respective agencies. The payment of principal and interest on the Ginnie Mae MBS are backed by the full faith and credit of the United States government. Relative to our investment grade Agency MBS portfolio, we have invested primarily in fixed-rate and adjustable-rate mortgage-backed pass-through certificates and hybrid adjustable-rate MBS. Hybrid adjustable-rate MBS have an initial interest rate that is fixed for a certain period, usually three to five years, and then adjust annually for the remainder of the term of the loan. We structure our investment portfolio to be diversified with a variety of prepayment characteristics, investing in mortgage-related assets with prepayment penalties, investing in certain mortgage security structures that have prepayment protections and purchasing mortgage-related assets at a premium and at a discount.

Non-Agency MBS are high credit quality investment grade securities (AAA rated) not issued by government sponsored enterprises which are secured primarily by first-lien residential mortgage loans.

We classify our MBS as either trading investments, available-for-sale investments or held-to-maturity investments. Our management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. We currently classify all of our MBS as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains or losses are included in “Other comprehensive income or loss” as a component of stockholders’ equity. Losses on securities classified as available-for-sale which are determined by management to be other-than-temporary in nature are reclassified from other comprehensive income to income.

The most significant source of our revenue is derived from our investments in MBS. Interest income on our Agency MBS and Non-Agency MBS is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective interest yield method, adjusted for the effects of actual prepayments based on the SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” or SFAS 91, an amendment of FASB Statements No. 13, 60 and 65 and a rescission of FASB Statement No. 17. Our policy for estimating prepayment speeds for calculating the effective yield is to evaluate historical performance, street consensus prepayment speeds and current market conditions. If our estimate of prepayments is incorrect, as compared to the aforementioned references, we may be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Securities are recorded on the date the securities are purchased or sold. Realized gains or losses from securities transactions are determined based on the specific identified cost of the securities.

The following table shows our investments’ gross unrealized losses and fair value of those individual securities that have been in a continuous unrealized loss position at December 31, 2006, aggregated by investment category and length of time (dollar amounts in thousands):

	Less Than 12 Months			12 Months or More			Total
	(dollar amounts in thousands)
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Agency MBS	44	$820,493	$(2,679)	510	$2,908,934	$(53,908)	554	$3,729,427	$(56,587)

We do not consider those Agency MBS that have been in a continuous loss position for 12 months or more to be other-than-temporarily impaired. The unrealized losses on our investments in Agency MBS were caused by fluctuations in interest rates. We purchased these investments primarily at a premium relative to their face value and the contractual cash flows of those investments are guaranteed by United States government-sponsored enterprises and agencies. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because we have the ability and intent to hold those investments until a recovery of fair value up to (or beyond) its cost, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at September 30, 2007.

Repurchase Agreements

We finance the acquisition of our MBS through the use of repurchase agreements. Under these repurchase agreements, we sell securities to a lender and agree to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that we receive and the repurchase price that we pay represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we pledge our securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. We retain beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, with the consent of the lender, we may renew such agreement at the then prevailing financing rate. These repurchase agreements may require us to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines.

Derivative Financial Instruments

Interest Rate Risk Management

We use primarily short-term (less than or equal to 12 months) repurchase agreements to finance the purchase of our MBS. These obligations expose us to variability in interest payments due to changes in interest rates. We continuously monitor changes in interest rate exposures and evaluate hedging opportunities.

Our objective is to limit the impact of interest rate changes on earnings and cash flows. We achieve this by entering into interest rate swap agreements which effectively converts a percentage of our repurchase agreements to fixed-rate obligations over a period of up to five years. Under interest rate swap contracts, we agree to pay an amount equal to a specified fixed rate of interest times a notional principal amount and to receive in return an amount equal to a specified variable-rate of interest times a notional amount, generally based on LIBOR. The notional amounts are not exchanged. We account for these swap agreements as cash flow hedges in accordance with FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or FASB 133. We do not issue or hold derivative contracts for speculative purposes.

We are exposed to credit losses in the event of non-performance by counterparties to these interest rate swap agreements, but we do not expect any of the counterparties to fail to meet their obligations. In order to limit credit risk associated with swap agreements, our current policy is to only purchase swap agreements from financial institution counterparties rated A or better by at least one of the rating agencies, limit our exposure on each swap agreement to a single counterparty under our defined guidelines and either pay or receive collateral to or from each counterparty on a periodic basis to cover the net fair market value position of the swap agreements held with that counterparty.

Accounting for Derivatives and Hedging Activities

In accordance with FASB 133, as amended by FASB No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” or FASB 138, a derivative that is designated as a hedge is recognized as an asset/liability and measured at estimated fair value. In order for our interest rate swap agreements to qualify for hedge accounting, upon entering into the swap agreement, we must anticipate that the hedge will be highly “effective,” as defined by FASB 133.

On the date we enter into a derivative contract, we designate the derivative as a hedge of the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge). Changes in the fair value of a derivative that are highly effective and that are designated and qualify as a cash flow hedge, to the extent that the hedge is effective, are recorded in “Other comprehensive income” and reclassified to income when the forecasted transaction affects income (e.g., when periodic settlement interest payments are due on repurchase agreements). The swap agreements are carried on our Consolidated Balance Sheets at their fair value based on values obtained from major financial institutions. Hedge ineffectiveness, if any, is recorded in current-period income.

We formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. If it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, we discontinue hedge accounting.

When we discontinue hedge accounting, the gain or loss on the derivative remains in “Accumulated other comprehensive income” and is reclassified into income when the forecasted transaction affects income. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period income.

For purposes of the cash flow statement, cash flows from derivative instruments are classified with the cash flows from the hedged item.

Credit Risk

At December 31, 2006, we had limited our exposure to credit losses on our portfolio of fixed-rate and adjustable-rate Agency MBS by purchasing primarily securities from Freddie Mac and Fannie Mae. The payment of principal and interest on the Freddie Mac and Fannie Mae MBS are guaranteed by those respective enterprises but are not guaranteed by the United States government. At December 31, 2006, because of the guarantee of these government-sponsored enterprises, all of these Agency MBS have an implied AAA rating.

Our adjustable-rate MBS are subject to periodic and lifetime interest rate caps. Periodic caps can limit the amount an interest rate can increase during any given period. Some adjustable-rate MBS subject to periodic payment caps may result in a portion of the interest being deferred and added to the principal outstanding.

Other-than-temporary losses on our available-for-sale MBS, as measured by the amount of decline in estimated fair value attributable to factors that are considered to be other-than-temporary, are charged against income, resulting in an adjustment of the cost basis of such securities. The following are among, but not all of, the factors considered in determining whether and to what extent an other-than-temporary impairment exists: (i) the expected cash flow from the investment; (ii) whether there has been an other-than-temporary deterioration of the credit quality of the underlying mortgages; (iii) the credit protection available to the related mortgage pool for MBS; (iv) any other market information available, including analysts’ assessments and statements, public statements and filings made by the debtor or counterparty; (v) management’s internal analysis of the security, considering all known relevant information at the time of assessment; and (vi) the magnitude and duration of historical decline in market prices. Because management’s assessments are based on factual information as well as subjective information available at the time of assessment, the determination as to whether an other-than-temporary decline exists and, if so, the amount considered impaired is also subjective and, therefore, constitutes material estimates that are susceptible to significant change.

Income Taxes

We have elected to be taxed as a real estate investment trust, or REIT, and to comply with the provisions of the United States Internal Revenue Code of 1986, or the Code, with respect thereto. Accordingly, we will not be subject to federal income tax to the extent that our distributions to stockholders satisfy the REIT requirements and certain asset, income and stock ownership tests are met.

Belvedere Trust Finance Corporation, or BT Finance, and BT Finance’s wholly-owned subsidiaries, BT Residential Funding Corporation and BellaVista Funding Corporation, are taxable REIT subsidiaries, or TRS, of our company. In general, a TRS may hold assets that we cannot hold directly and may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal and state income tax and will be taxed as a regular C corporation. Securities of a TRS will constitute non-real estate assets for purposes of determining whether at least 75% of a REIT’s assets consist of real estate. Under current law, no more than 20% of a REIT’s total assets can consist of securities of one or more TRS. At December 31, 2006, the amount of our assets attributable to our TRS was less than 10%. At December 31, 2006, we had approximately $1.8 million of federal net operating losses which will expire in 2024. A more detailed description of federal income tax considerations regarding our qualifications and taxation as a REIT appears in our 2006 Annual Report on Form 10-K on page 11.

Stock-Based Compensation

As required by FASB Statement No. 123, “Accounting for Stock-Based Compensation,” or FASB 123, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment,” for the years ended December 31, 2005 and 2004, we provided pro forma net income and pro forma net income per common share disclosures for stock-based awards as if the fair-value-based method defined in FASB 123 had been applied. Under FASB Statement No. 123(R), “Share-Based Payment,” for the year ended December 31, 2006, any compensation cost relating to share-based payment transactions is recognized in the consolidated financial statements. For the years ended December 31, 2005 and 2004, had we determined compensation cost based on the fair value at the grant date for our stock options under FASB No. 123, our net income would have been reduced to the pro forma amounts indicated below for fiscal years ended December 31:

(in thousands, except per share amounts)	2005	2004
Net income available to common stockholders, as reported	$24,984	$55,436
Add: Stock-based compensation expense included in Net Income	119	79
Less: Total stock-based compensation expense determined under the fair value-based method for all awards, net of related taxes	547	235

Pro forma net income	$24,556	$55,280
Basic income per share, as reported	$0.53	$1.23
Pro forma basic income per share	$0.52	$1.22
Diluted income per share, as reported	$0.53	$1.22
Pro forma diluted income per share	$0.52	$1.22

The fair value of the aforementioned stock-based awards was estimated using the Black-Scholes model with the following weighted-average assumptions for fiscal years ended December 31:

	2005	2004
Assumptions:
Dividend yield	6.00%	10.00%
Expected volatility	29.00%	32.00%
Risk-free interest rate	1.40%	2.97%
Expected lives	1.0 years	6.4 years

In December 2005, our board of directors authorized the immediate vesting of all of our then-outstanding common stock options. We intend to utilize restricted stock grants instead of stock option grants in future employee compensation (see Note 9).

Restricted stock is expensed over the vesting period (see Note 9).

Earnings Per Share

Basic earnings per share, or EPS, is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents unless the effect is to reduce a loss or increase the income per share.

The computation of EPS is as follows (amounts in thousands, except per share data):

	For the Year Ended December 31,
	2006	2005	2004
(Loss) income from continuing operations	$(11,441)	$22,275	$49,982

(Loss) income from discontinued operations	(2,763)	6,610	5,823

Net (loss) income	$(14,204)	$28,885	$55,805

Dividend on Series A Cumulative Preferred Stock(1)	$(4,044)	$(3,901)	$(369)

Net (loss) income available to common stockholders	$(18,248)	$24,984	$55,436

Basic (loss) earnings per common share:
Continuing operations	$(0.34)	$0.39	$1.10
Discontinued operations	$(0.06)	$0.14	$0.13

Total basic (loss) earnings per common share	$(0.40)	$0.53	$1.23

Diluted (loss) earnings per common share:
Continuing operations	$(0.34)	$0.39	$1.10
Discontinued operations	$(0.06)	$0.14	$0.12

Total basic (loss) earnings per common share	$(0.40)	$0.53	$1.22

Basic weighted average number of shares outstanding	45,430	47,103	45,244
Diluted weighted average number of shares outstanding	45,430	47,128	45,329

(1)	During the year ended December 31, 2006, the number of weighted average shares not included in “Diluted EPS” because of anti-dilution is 18 thousand.

Accumulated Other Comprehensive Income (Loss)

FASB Statement No. 130, “Reporting Comprehensive Income,” divides comprehensive income into net income and other comprehensive income (loss), which includes unrealized gains and losses on marketable securities classified as available-for-sale, and unrealized gains and losses on derivative financial instruments that qualify for cash flow hedge accounting under FASB 133.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FAS Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” Adoption of FIN 48 requires an analysis of uncertain tax positions as of January 1, 2007 for all calendar-year-end businesses. Uncertain tax positions may be recognized only if they meet a “more-likely-than-not” threshold of being realized if challenged by a taxing authority with full knowledge of the facts. If this level of certainty does not exist, no tax benefit may be recorded and, even if this level of certainty does exist, only the amount that has a greater than 50% chance of being sustained may be recorded. Specific financial statement disclosures are required with respect to uncertain tax positions. FIN 48 will be effective for the first interim quarterly financial statement in 2007. Although we are currently evaluating the impact of FIN 48 on our financial statements, we do not believe that FIN 48 will have a material impact on our financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements.” Prior to Statement No. 157, there were different definitions of fair value and limited guidance dispersed among many different accounting pronouncements. Statement No. 157 does not require any new fair value measurements. The changes to current practice resulting from the application of Statement No. 157 relate to the definition of fair value, the methods used to evaluate fair value and the expanded disclosures about fair value measurements. This guidance clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the principal (or most advantageous) market for the asset or liability. The fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. Statement No. 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Statement No. 157 also clarifies that market participant assumptions include assumptions about risk and about the effects of a restriction on the sale or use of an asset. Statement No. 157 requires expanded disclosures about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings (or changes in net assets) for the period. Statement No. 157 is effective for our financial statements for the fiscal year ended December 31, 2007 and thereafter. We do not believe Statement No. 157 will have a material impact on our financial statements.

NOTE 2. MORTGAGE-BACKED SECURITIES (MBS)

The following tables summarize our Agency MBS and Non-Agency MBS classified as available-for-sale as of December 31, 2006 and December 31, 2005 which are carried at their fair value (amounts in thousands):

December 31, 2006

Agency MBS (By Agency)	Ginnie Mae	Freddie Mac	Fannie Mae	Total Agency MBS
Amortized cost	$55,771	$1,714,520	$2,932,365	$4,702,656
Paydowns receivable	—	26,771	—	26,771
Unrealized gains	—	5,127	940	6,067
Unrealized losses	(972)	(17,893)	(37,722)	(56,587)

Fair value	$54,799	$1,728,525	$2,895,583	$4,678,907

Agency MBS (By Security Type)	ARMs	Hybrids	Fixed-Rate	Floating-Rate CMOs	Total Agency MBS
Amortized cost	$1,220,896	$2,714,172	$756,768	$10,820	$4,702,656
Paydowns receivable	12,241	14,530	—	—	26,771
Unrealized gains	53	1,523	4,371	120	6,067
Unrealized losses	(20,108)	(25,819)	(10,660)	—	(56,587)

Fair value	$1,213,082	$2,704,406	$750,479	$10,940	$4,678,907

Non-Agency MBS	Total Non-Agency MBS
Amortized cost	$107,023
Paydowns receivable	—
Unrealized gains	—
Unrealized losses	—

Fair value	$107,023

At December 31, 2006, our Non-Agency MBS consisted of CMO floaters with an average coupon of 5.61% which were acquired at par value.

December 31, 2005

Agency MBS (By Agency)	Ginnie Mae	Freddie Mac	Fannie Mae	Total Agency MBS
Amortized cost	$85,207	$1,466,197	$3,027,727	$4,579,131
Paydowns receivable	—	30,979	—	30,979
Unrealized gains	—	121	366	487
Unrealized losses	(1,895)	(25,397)	(58,622)	(85,914)

Fair value	$83,312	$1,471,900	$2,969,471	$4,524,683

Agency MBS (By Security Type)	ARMs	Hybrids	Fixed-Rate	Floating-Rate CMOs	Total Agency MBS
Amortized cost	$1,486,817	$2,608,719	$470,632	$12,963	$4,579,131
Paydowns receivable	14,679	16,300	—	—	30,979
Unrealized gains	167	235	57	28	487
Unrealized losses	(26,247)	(48,672)	(10,974)	(21)	(85,914)

Fair value	$1,475,416	$2,576,582	$459,715	$12,970	$4,524,683

The following tables summarize our Agency MBS at their fair value as of December 31, 2006 and December 31, 2005 (amounts in thousands):

With the continued increases in the Federal Funds rate in 2005 and 2006, management determined that it did not intend to hold certain of its Agency MBS until maturity and would sell a selective portion of its assets as a part of its asset/liability management program. Based on various factors, we identified those securities that would be sold. We were able to sell all of these identified Agency MBS in the second quarter of 2006 and recorded a loss of approximately $10.2 million on the sale of approximately $398 million in face amount of Agency MBS. We used the specific identification method in determining the loss on each security sold. Our general policy continues to be to hold Agency MBS until a recovery of fair value up to (or beyond) this cost. We used the proceeds of the sales to invest in higher-yielding Agency MBS. There were no sales of Agency MBS in the fourth quarter of 2006.

NOTE 3. REPURCHASE AGREEMENTS

Anworth Repurchase Agreements

We have entered into repurchase agreements with major financial institutions to finance most of our Agency and Non-Agency MBS. The repurchase agreements are short-term borrowings that are secured by the market value of our MBS and bear fixed interest rates that have historically had their basis on LIBOR. Relative to our Agency and Non-Agency MBS portfolio, at December 31, 2006, our repurchase agreements had a weighted average term to maturity of 90 days and a weighted average borrowing rate of 5.36%. After adjusting for swap transactions, the weighted average term to the next rate adjustment was 301 days with a weighted average borrowing rate of 5.19%. At December 31, 2006, Agency MBS with a fair value of approximately $4.45 billion have been pledged as collateral under the repurchase agreements.

Relative to our Agency and Non-Agency MBS portfolio, at December 31, 2005, our repurchase agreements had a weighted average term to maturity of 126 days and a weighted average borrowing rate of 3.99%. After adjusting for swap transactions, the weighted average term to the next rate adjustment was 213 days with a weighted average borrowing rate of 3.90%. At December 31, 2005, Agency MBS with a fair value of approximately $4.3 billion have been pledged as collateral under the repurchase agreements.

At December 31, 2006 and 2005, the repurchase agreements had the following remaining maturities:

	December 31, 2006	December 31, 2005
Less than 3 months	59.1%	50.9%
3 months to less than 1 year	40.9%	49.1%

Total:	100.0%	100.0%

At December 31, 2006, we had only one counterparty (Countrywide Securities Corporation) where the amount at risk ($49.3 million) exceeded 10% of our stockholders’ equity. The amount at risk represents the fair value of the securities less the amount of the repurchase agreement liabilities. The weighted average maturity of the repurchase agreements with Countrywide Securities Corporation is 104 days.

NOTE 4. JUNIOR SUBORDINATED NOTES

On March 15, 2005, we issued $37,380,000 of junior subordinated notes to a newly-formed statutory trust, Anworth Capital Trust I, organized by us under Delaware law. The trust issued $36,250,000 in trust preferred securities to unrelated third party investors. Both the notes and the trust preferred securities require quarterly payments and bear interest at the prevailing three-month LIBOR rate plus 3.10%, reset quarterly. The first interest payment was made on June 30, 2005. Both the notes and the securities will mature in 2035 and may be redeemable, in whole or in part, without penalty, at our option after March 30, 2010 and April 30, 2010. We used the net proceeds of this private placement to invest in Agency MBS. We have reviewed the structure of the transaction under FIN 46 and concluded that Anworth Capital Trust I does not meet the requirements for consolidation. On September 26, 2005, the notes, the trust preferred securities and the related agreements were amended. The only material change was that one of the class holders requested that interest payments be made quarterly on January 30, April 30, July 30 and October 30 instead of at the end of each calendar quarter. This became effective with the quarterly payment after September 30, 2005.

NOTE 5. FAIR VALUES OF FINANCIAL INSTRUMENTS

Our Agency MBS and Non-Agency MBS are reflected in the unaudited consolidated financial statements at estimated fair value. Management bases its fair value estimates for our Agency MBS and Non-Agency MBS primarily on third-party bid price indications provided by dealers who make markets in these financial instruments when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts we could realize in a current market exchange.

Cash and cash equivalents, restricted cash, interest receivable, repurchase agreements, interest payable and payables for securities purchased are reflected in the unaudited consolidated financial statements at their costs, which approximates their fair value because of the nature and short term of these instruments.

NOTE 6. INCOME TAXES

We have elected to be taxed as a REIT and to comply with the provisions of the Internal Revenue Code of 1986 with respect thereto. Accordingly, we will not be subject to federal income tax to the extent that our distributions to stockholders satisfy the REIT requirements and certain asset, income and stock ownership tests are met.

BT Finance and BT Finance’s wholly-owned subsidiaries, BT Residential Funding Corporation and Bella Vista Funding Corporation, are taxable REIT subsidiaries (TRS) of the Company. A TRS is subject to corporate federal and state income tax and will be taxed as a regular C corporation.

As of December 31, 2006, BT Finance’s net operating loss carryforwards were approximately $1.75 million for both federal and state purposes. The federal and state net operating losses begin to expire in the years 2024 and 2014, respectively. Under Internal Revenue Code Sec. 382, certain changes in the ownership structure may limit the annual usage of the net operating losses. The management does not believe such a change in the ownership structure occurred during the year.

Income tax expense (benefit) for the years ended December 31, 2006 and 2005 was zero. None of the components of income tax expense are significant on a separately stated basis.

Based on the activity of our taxable REIT subsidiaries, a reconciliation of the expected federal income tax expense using the federal statutory tax rate of 34% to actual income tax expense for the years ended December 31, 2006 and 2005 is as follows (in thousands):

	2006		2005
Income tax at statutory rate	$(12)	34%	$(228)	34%
State taxes, net	(2)	5.8%	(39)	5.8%
Gain on asset securitization	—	—	237	(35.3)%
Valuation allowance	14	(39.8)%	30	(4.5)%

Total income tax expenses	$—	(0.00)%	$—	(0.00)%

Significant components of the deferred tax assets and liabilities at December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
Deferred tax assets:
Net operating losses	$696	$682

Gross deferred tax assets	696	682
Valuation allowance	(690)	(676)

Deferred tax asset	$6	$6

Deferred tax liabilities:
General and administrative expenses	$(6)	$(6)

Deferred tax liability	$(6)	$(6)

Net deferred tax asset/liability	$—	$—

Based on facts and circumstances, we believe it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Therefore, a full valuation allowance was recorded.

NOTE 7. PUBLIC OFFERINGS AND CAPITAL STOCK

Our Dividend Reinvestment and Stock Purchase Plan allows stockholders and non-stockholders to purchase shares of our common stock and to reinvest dividends in additional shares of our common stock. During the year ended December 31, 2006, we issued approximately 44 thousand shares of common stock under the plan, resulting in proceeds to us of approximately $359 thousand.

We currently have on file with the SEC a shelf registration statement for offering up to $300 million of our capital stock. At December 31, 2006, $250.9 million of our securities remained available for issuance under the registration statement.

On January 19, 2005, we entered into an Amended and Restated Sales Agreement with Cantor Fitzgerald & Co., or Cantor, to sell up to 2.0 million shares of our Series A Cumulative Preferred Stock and up to 5.7 million shares of our common stock from time to time through a controlled equity offering program under which Cantor acts as sales agent. The agreement amended and restated the Sales Agreement that we entered into on April 21, 2004. Sales of the shares of our Series A Cumulative Preferred Stock and common stock are made on the New York Stock Exchange by means of ordinary brokers’ transactions at market prices and through privately negotiated transactions. During the year ended December 31, 2006, we did not sell any shares of our common stock and our Series A Cumulative Preferred Stock under the controlled equity offering program.

On May 17, 2005, we announced that our board of directors had authorized us to acquire up to 2 million shares of our common stock, or approximately 4% of our total shares of common stock outstanding. The shares were acquired at prevailing prices through open market transactions and were made subject to restrictions relating to volume, price and timing. The actual number and timing of these share repurchases are subject to market conditions and applicable SEC rules. Through the quarter ended September 30, 2005, we had purchased a total of 1,861,010 shares at an average price of $8.69 per share under this program.

On October 13, 2005, we announced that our board of directors had authorized an additional share repurchase program, permitting us to acquire an incremental 3 million shares of our common stock, or approximately 6% of our total shares of common stock outstanding. The shares are to be acquired at prevailing prices through open market transactions and are made subject to restrictions relating to volume, price and timing. The actual number and timing of these share repurchases are subject to market conditions and applicable SEC rules. Through the quarter ended December 31, 2005, we had purchased a total of 1,722,622 shares at an average price of $7.87 per share under this program.

During the three months ended March 31, 2006, we repurchased 37,500 shares of our common stock at an average price paid per share of $7.57. During the three months ended June 30, September 30 and December 31, 2006, we did not repurchase any shares of our common stock. From May 17, 2005 through December 31, 2006, we had repurchased under both share repurchase programs an aggregate of 3,621,132 shares at an average cost of $8.32 per share.

On November 7, 2005, we filed a registration statement on Form S-8 to register an aggregate of up to 3.5 million shares of our common stock to be issued pursuant to the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, or the 2004 Equity Plan.

At December 31, 2006, our authorized capital included 20 million shares of $0.01 par value preferred stock, of which 5.15 million shares had been designated 8.625% Series A Cumulative Preferred Stock (liquidation preference $25.00 per share). The remaining preferred stock may be issued in one or more classes or series, with such distinctive designations, rights and preferences as determined by our board of directors.

NOTE 8. TRANSACTIONS WITH AFFILIATES

Anworth 2002 Incentive Compensation Plan

Under our 2002 Incentive Compensation Plan, or the 2002 Incentive Plan, eligible employees have the opportunity to earn incentive compensation for each fiscal quarter. The total aggregate amount of compensation that may be earned by all employees equals a percentage of taxable net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the Threshold Return.

The 2002 Incentive Plan contains a “high water mark” provision requiring that in any fiscal quarter in which our taxable net income is an amount less than the amount necessary to earn the Threshold Return, we will calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the 2002 Incentive Plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated.

The percentage of taxable net income in excess of the Threshold Return earned under the 2002 Incentive Plan by all employees is calculated based on our quarterly average net worth as defined in the 2002 Incentive Plan. The percentage rate used in this calculation is based on a blended average of the following tiered percentage rates:

•	25% for the first $50 million of average net worth;

•	15% for the average net worth between $50 million and $100 million;

•	10% for the average net worth between $100 million and $200 million; and

•	5% for the average net worth in excess of $200 million.

The 2002 Incentive Plan requires that we pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation) and we will be required to pay a percentage of such amounts to certain of our executives pursuant to the terms of their employment agreements. During the year ended December 31, 2006, eligible employees under the 2002 Incentive Plan did not earn any incentive compensation. At December 31, 2006, there was a negative incentive compensation accrual carried forward of $4.8 million. During the years ended December 31, 2005 and 2004, eligible employees under the 2002 Incentive Plan earned $708 thousand and $2.7 million, respectively, in incentive compensation.

Employment Agreements

Pursuant to the terms of employment agreements with us, Lloyd McAdams serves as our President, Chairman and Principal Executive Officer, Joseph E. McAdams serves as our Chief Investment Officer and Executive Vice President, and Heather U. Baines serves as our Executive Vice President. Pursuant to the terms of his employment agreement, Lloyd McAdams receives a base salary of $630 thousand per annum. Pursuant to the terms of his employment agreement, Joseph E. McAdams receives a base salary equal to $420 thousand per annum. Ms. Baines receives a $53 thousand annual base salary. The terms of the employment agreements were originally for three years following June 13, 2002 and automatically renew for one-year terms unless written notice is provided by either party six months prior to the end of the current term.

These employment agreements, including all addenda thereto, also have the following provisions:

•

the three executives are entitled to participate in our 2002 Incentive Plan and each of these individuals are provided a minimum percentage of the amounts earned under such plan. Lloyd McAdams is entitled to 45% of all amounts paid under the plan; Joseph E. McAdams is entitled to 25% of all amounts paid under the plan; and Ms. Baines is entitled to 5% of all amounts paid under the plan. The three executives may be paid up to 50% of their respective incentive compensation earned under such plan in the form of our common stock;

•	the 2002 Incentive Compensation Plan may not be amended without the consent of the three executives;

•	in the event of a registered public offering of our shares, the three executives are entitled to piggyback registration rights in connection with such offering;

•

in the event any of the three executives is terminated without “cause,” or if they terminate for “good reason,” or in the case of Lloyd McAdams or Joseph E. McAdams, their employment agreements are not renewed, then the executives would be entitled to (1) all base salary due under the contracts, (2) all discretionary bonus due under the contracts, (3) a lump sum payment of an amount equal to three years of the executive’s then-current base salary, (4) payment of COBRA medical coverage for eighteen months, (5) immediate vesting of all pension benefits, (6) all incentive compensation to which the executives would have been entitled to under the contract prorated through the termination date, and (7) all expense reimbursements and benefits due and owing the executives through the termination. In addition, under these circumstances, Lloyd McAdams and Joseph E. McAdams would each be entitled to a lump sum payment equal to 150% of the greater of (i) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that could be payable (in the aggregate), under the plan during any of the three fiscal years following their termination. Ms. Baines would also be entitled to a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the plan during the three-year period following her termination;

•	the three executives received restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years beginning June 13, 2002;

•	the equity awards granted to each of the three executives will immediately vest upon the termination of the executive’s employment upon a change in control; and

•	Lloyd McAdams and Joseph E. McAdams are each subject to a one-year non-competition provision following termination of their employment except in the event of a change in control.

On June 27, 2006, we entered into addenda to our employment agreements with each of Lloyd McAdams, Joseph E. McAdams and Ms. Baines. The addenda amend the employment agreements with Lloyd McAdams, Joseph E. McAdams and Ms. Baines to, among other things, (i) comply with Section 409A of the Internal Revenue Code of 1986, as amended, as enacted in the American Jobs Creation Act of 2004, (ii) modify certain non-competition provisions in the employment agreements with Lloyd McAdams and Joseph E. McAdams, (iii) remove certain non-competition provisions from the employment agreement with Ms. Baines and (iv) make certain other clarifications to the agreements.

On June 27, 2006, we entered into Change in Control and Arbitration Agreements with each of Thad M. Brown, our Principal Financial Officer, Charles J. Siegel, our Senior Vice President-Finance, Evangelos Karagiannis, our Vice President and Portfolio Manager, and Bistra Pashamova, our Vice President and Portfolio Manager, as well as certain of our other employees. The Change in Control and Arbitration Agreements grant these officers and employees in the event that a change in control occurs a lump sum payment equal to (i) 12 months annual base salary in effect on the date of the change in control, plus (ii) the average annual incentive compensation received for the two complete fiscal years prior to the date of the change on control, and plus (iii) the average annual bonus received for the two complete fiscal years prior to the date of the change in control, as well as other benefits. The Change in Control and Arbitration Agreements also provide for accelerated vesting of equity awards granted to these officers and employees upon a change in control.

On July 26, 2006, the SEC adopted amendments to the disclosure requirements for executive and director compensation, related party transactions, director independence and other corporate governance matters. The rule requires compensation disclosures for named executives, including: the Principal Executive Officer, Principal Financial Officer and the three highest-paid executives (which would only be disclosed if the executive officer’s total compensation for the prior fiscal year exceeded $100,000). Companies will be required to provide a total compensation figure for the named executives as defined above, presented in a series of tables and including compensation-related information from the prior three years. Companies will also be required to disclose on supporting tables several factors regarding the timing of stock options and their related exercise prices. Companies will also be required to enhance the discussion and analysis section of their pay-related disclosure.

In addition, in the Compensation Discussion and Analysis section, companies will be required to disclose if they have a program, plan or practice in place to time the granting of stock options with the release of material non-public information. Companies will be required to specify what payments an executive would receive should there be a change in control or responsibilities as a result of mergers, acquisitions, retirement, etc. Annual reports that accompany or preceded proxy statements relating to annual meetings at which directors are to be elected must contain a performance graph that compares performance against peers and the S&P 500. There rules are effective for our proxy statement for the fiscal year ended December 31, 2006.

Agreements with Pacific Income Advisers, Inc.

On June 13, 2002, we entered into a sublease with Pacific Income Advisers, Inc., or PIA, a company owned by a trust controlled by certain of our officers. Under the sublease, we lease, on a pass-through basis, 5,500 square feet of office space from PIA and pay rent at a rate equal to PIA’s obligation, currently $49.56 per square foot. The sublease runs through June 30, 2012 unless earlier terminated pursuant to the master lease. During the year ended December 31, 2006, we paid $269 thousand in rent to PIA under the sublease which is included in “Other expenses” on the Consolidated Statements of Income. During the years ended December 31, 2005 and 2004, we paid $261 thousand and $253 thousand, respectively, in rent to PIA under this sublease.

The future minimum lease commitment is as follows:

Year	2007	2008	2009	2010	2011	Thereafter	Total Commitment
Commitment	$276,669	$284,965	$293,515	$302,332	$311,414	$158,012	$1,626,907

On October 14, 2002, we entered into an administrative agreement with PIA. Under the administrative agreement, PIA provides administrative services and equipment to us in the nature of accounting, human resources, operational support and information technology, and we pay an annual fee of 7 basis points on the first $225 million of stockholders’ equity and 3.5 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement is for an initial term of one year and will renew for successive one-year terms thereafter unless either party gives notice of termination no less than 30 days before the expiration of the then-current annual term. We may also terminate the administrative agreement upon 30 days prior written notice for any reason and immediately if there is a material breach by PIA. Included in “Other expenses” on the Consolidated Statements of Income are fees of $200 thousand paid to PIA in connection with this agreement during the year ended December 31, 2006. During the years ended December 31, 2005 and 2004, we paid fees of $277 thousand and $249 thousand, respectively, to PIA in connection with this agreement.

Belvedere Trust Mortgage Corporation

On November 3, 2003, we formed our wholly-owned subsidiary, Belvedere Trust, and also formed BT Management. BT Management has entered into a management agreement with Belvedere Trust pursuant to which BT Management will manage the day-to-day operations of Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee. The annual base management fee is equal to 1.15% of the first $300 million of average net invested assets (as defined in the management agreement) plus 0.85% of the portion above $300 million. The incentive fee for each fiscal quarter is equal to 20% of the amount of net income of Belvedere Trust, before incentive compensation, for such quarter in excess of the amount that would produce an annualized return on equity (calculated by multiplying the return on equity for such fiscal quarter by four) equal to the ten-year U.S. Treasury Rate for such fiscal quarter plus 1%.

The management agreement requires that Belvedere Trust pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation). During the year ended December 31, 2006, Belvedere Trust did not pay BT Management any incentive compensation. At December 31, 2006, there was a negative compensation accrual carried forward of $2.2 million. During the years ended December 31, 2005 and 2004, Belvedere Trust paid BT Management incentive $792 thousand and $714 thousand, respectively, in incentive compensation.

Certain of our executive officers serve as officers and directors of Belvedere Trust and officers and managers of BT Management (and certain of our employees are also employees of BT Management). Our employees who are also employed by BT Management may receive compensation from BT Management in the form of salary, employee benefits and incentive compensation. The compensation of all BT Management employees is the responsibility of the BT Management board of managers. However, compensation paid by BT Management to our executive officers who also serve as officers, managers or employees of BT Management is subject to approval of the compensation committee of Anworth’s board of directors.

BT Management has also entered into employment agreements with Messrs. Claus Lund and Russell Thompson whereby Mr. Lund serves as the President of BT Management and Mr. Thompson serves as Executive Vice President and Treasurer of BT Management. The employment agreements automatically renew for one-year terms unless written notice is provided by either party ninety days prior to the end of the current term.

Deferred Compensation Plan

On January 15, 2003, we adopted the Anworth Mortgage Asset Corporation Deferred Compensation Plan, or the Deferred Compensation Plan. We amended the plan effective January 1, 2005 to comply with Section 409A of the Code enacted as part of the American Jobs Creation Act of 2004. The Deferred Compensation Plan permits our eligible officers to defer the payment of all or a portion of their cash compensation that otherwise would be in excess of the $1 million annual limitation on deductible compensation imposed by Section 162(m) of the Code (based on the officers’ compensation and benefit elections made prior to January 1 of the calendar year in which the compensation will be deferred). Under this limitation, compensation paid to our Principal Executive Officer and our four other highest paid officers is not deductible by us for income tax purposes to the extent the amount paid to any such officer exceeds $1 million in any calendar year, unless such compensation qualifies as performance-based compensation under Section 162(m). Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan from among the group consisting of our Principal Executive Officer and our other four highest paid officers. To date, the board has designated Lloyd McAdams, our Chairman, President and Principal Executive Officer, and Joseph E. McAdams, our Chief Investment Officer and Executive Vice President, as the only officers who may participate in the Deferred Compensation Plan. Each eligible officer becomes a participant in the Deferred Compensation Plan by making a written election to defer the payment of cash compensation. With certain limited exceptions, the election must be filed with us before January 1 of the calendar year in which the compensation will be deferred. The election is effective for the entire calendar year and may not be terminated or modified for that calendar year. If a participant wishes to defer compensation in a subsequent calendar year, a new deferral election must be made before January 1 of that subsequent year.

Amounts deferred under the Deferred Compensation Plan are not paid to the participant as earned, but are credited to a bookkeeping account maintained by us in the name of the participant. The balance in the participant’s account is credited with earnings at a rate of return equal to the annual dividend yield on our common stock. The balance in the participant’s account is paid to the participant six months after termination of employment or upon the death of the participant or a change in control of our company. Each participant is a general unsecured creditor of our company with respect to all amounts deferred under the Deferred Compensation Plan.

NOTE 9. EQUITY COMPENSATION PLAN

At our May 27, 2004 annual stockholders’ meeting, our stockholders adopted the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, or the Plan, which amended and restated our 1997 Stock Option and Awards Plan. The Plan authorized the grant of stock options and other stock-based awards, as of December 31, 2005, for an aggregate of up to 3,500,000 of the outstanding shares of our common stock. The Plan authorizes our board of directors, or a committee of our Board, to grant incentive stock options, as defined under section 422 of the Code, options not so qualified, restricted stock, dividend equivalent rights (DERs), phantom shares, stock-based awards that qualify as performance-based awards under Section 162(m) of the Code and other stock-based awards. The exercise price for any option granted under the Plan may not be less than 100% of the fair market value of the shares of common stock at the time the option is granted. At December 31, 2006, 1,220,662 shares remained available for future issuance under the Plan through any combination of stock options or other awards. The Plan does not provide for automatic annual increases in the aggregate share reserve or the number of shares remaining available for grant. We filed a registration statement on Form S-8 on November 7, 2005 to register an aggregate of up to 3,500,000 shares of our common stock to be issued pursuant to the Plan.

A summary of stock option transactions for the plan follows:

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,385,670	$12.045	1,383,670	$12.042	999,174	$11.719
Granted	—	—	5,000	9.720	452,000	12.470
Exercised	—	—	—	—	(67,504)	10.116
Expired	(25,000)	7.81	(3,000)	7.100	—	—

Outstanding, end of year	1,360,670	$12.123	1,385,670	$12.045	1,383,670	$12.042

Weighted average fair value of options granted during the year		—		0.90		1.23
Options exercisable at year-end	1,360,670		1,385,670		1,063,670

The following table summarizes information about stock options outstanding at December 31, 2006:

Exercise Price	Options Outstanding and Exercisable at December 31, 2006	Remaining Contractual Life (Years)
$4.60	2,644	2.3
$6.70	520	4.5
$7.10	6,000	4.6
$9.00	65,961	1.2
$9.45	127,245	5.1
$11.20	264,000	5.8
$11.25	10,000	5.8
$13.80	427,300	6.3
$12.47	452,000	2.3
$9.72	5,000	8.6

	1,360,670

The following table summarizes information about restricted stock outstanding at December 31, 2006:

Grant Price	Unvested Shares at December 31, 2005	Restricted Shares Granted	Shares Vested at December 31, 2006	Shares Forfeited	Unvested Shares at December 31, 2006	Weighted Average Remaining Contractual Life (Years)
$7.72	200,780	—	20,075	—	180,705	8.8
$9.12	—	197,362	—	—	197,362	9.8

	200,780	197,362	20,075	—	378,067	9.3

In October 2005, our board of directors approved the grant of 200,780 shares of restricted stock to various of our employees under our 2004 Equity Plan. The stock price on the grant date was $7.72. The restricted stock vests 10% per year on each anniversary date for a ten-year period and shall also vest immediately upon the death of the grantee or upon the grantee reaching age 65. Each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us. We amortize the restricted stock over the vesting period, which is the lesser of ten years or the remaining number of years to age 65. During the years ended December 31, 2006 and 2005, we expensed $227 thousand and $40 thousand, respectively, relating to this restricted stock grant.

In October 2006, our board of directors approved a grant of an aggregate of 197,362 shares of performance-based restricted stock to various of our officers and employees under our 2004 Equity Plan. Such grant was made effective on October 18, 2006. The closing stock price on the effective date of the grant was $9.12. The shares will vest in equal annual installments over the next three years provided that the annually compounded rate of return on our common stock, including dividends, exceeds 12% measured from the effective date of the grant to each of the next three anniversary dates. If the annually compounded rate of return does not exceed 12%, then the shares will vest on the anniversary date thereafter when the annually compounded rate of return exceeds 12%. If the annually compounded rate of return does not exceed 12% within ten years after the effective date of the grant, then the shares will be forfeited. The shares will fully vest within the ten-year period upon the death of a grantee. Upon vesting, each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us or upon the tenth anniversary of the effective date. During the year ended December 31, 2006, we have expensed $150 thousand relating to this restricted stock grant.

NOTE 10. HEDGING INSTRUMENTS

At December 31, 2006, we were a counter-party to swap agreements, which are derivative instruments as defined by FASB 133 and FASB 138, with an aggregate notional amount of $900 million and a weighted average maturity of 2.9 years. During the year ended December 31, 2006, we entered into five new swap agreements with an aggregate notional amount of $500 million. We utilize swap agreements to manage interest rate risk relating to our repurchase agreements and do not anticipate entering into derivative transactions for speculative or trading purposes. In accordance with the swap agreements, we will pay a fixed-rate of interest during the term of the swap agreements and receive a payment that varies with the three-month LIBOR rate.

At December 31, 2006, there was a decrease in unrealized gains of $8.0 million, from $12.9 million at December 31, 2005 to $4.9 million, on our swap agreements included in “Other comprehensive income” (this decrease consisted of unrealized losses on cash flow hedges of $1.8 million and a reclassification adjustment for interest income included in net loss of $6.2 million) and are presented as “Derivative instruments at fair value” on the Consolidated Balance Sheets as an asset of $11.8 million and a liability of $6.9 million.

For the years ended December 31, 2006 and 2005, there was no gain or loss recognized in earnings due to hedge ineffectiveness. There were no components of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness. As of December 31, 2006, the estimated amount of net gains that is expected to be reclassified into earnings within the next twelve months due to when the forecasted transaction affects income (i.e., when the periodic settlement interest payments are due) is $6.5 million. The maximum length of our swap agreements is 4.5 years. We do not anticipate any discontinuance of the swap agreements and thus do not expect to recognize any gain or loss into earnings because of this.

NOTE 11. CUMULATIVE ADJUSTMENT

In December 2005, we declared a Series A Preferred Stock dividend of approximately $1 million for preferred stockholders of record as of March 31, 2006 and payable on April 17, 2006. We recorded this preferred stock dividend in the first quarter of 2006 instead of recording it in December 2005. We do not believe that this amount was material to our December 31, 2005 financial statements. In analyzing this transaction under the recently adopted provisions of SEC Staff Accounting Bulletin No. 108, or SAB 108, we determined that an adjustment to our December 31, 2006 financial statements was necessary. We have, in accordance with the transition provision of SAB 108, recorded a cumulative effect adjustment within the equity section of our December 31, 2006 Consolidated Balance Sheets to correct this transaction. The effect of this adjustment increased the preferred stock dividends payable and increased the accumulated deficit within stockholders’ equity by approximately $1 million. This adjustment had no effect to the loss to common stockholders and no effect to common stock EPS for the year ended December 31, 2006. We have also corrected in Note 14 the quarterly information relating to this adjustment for the preferred stock dividend, net income available to common stockholders, basic and diluted EPS and dividends declared per preferred share for the fourth quarter of 2005 and the first quarter of 2006. The fourth quarter 2005 basic and diluted EPS decreased by $0.02 per share and the first quarter 2006 basic and diluted EPS increased by $0.02 per share.

NOTE 12. COMMITMENTS AND CONTINGENCIES

(a) Lease Commitment and Administrative Services Commitment—We sublease office space and use administrative services from PIA, as more fully described in Note 8.

NOTE 13. OTHER EXPENSES

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Legal and accounting fees	$427	$630	$437
Printing and stockholder communications	110	152	228
Directors and Officers insurance	387	368	354
Software implementation	207	199	293
Administrative service fees	169	260	249
Rent	268	261	253
Stock exchange and filing fees	92	179	145
Custodian fees	142	125	95
Sarbanes-Oxley consulting fees	153	116	182
Board of Directors fees and expenses	342	292	132
Securities data services	178	49	48
Other	308	234	168

Total of other expenses:	$2,783	$2,865	$2,584

NOTE 14. SUMMARIZED QUARTERLY RESULTS (UNAUDITED)

The following tables summarize quarterly results for the years ended December 31, 2006 and 2005 (unaudited). Earnings per share amounts for each quarter and the full years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of substantial differences in the average shares outstanding during each period and, with regard to diluted earnings per share amounts, they may also differ because of the inclusion of the effect of potentially dilutive securities only in the periods in which such effect would have been dilutive.

For the year ended December 31, 2006 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income net of amortization of premium and discount:
Interest on Agency MBS	$46,220	$46,704	$55,295	$57,535
Interest on Non-Agency MBS	—	—	—	532

	46,220	46,704	55,295	58,067

Interest expense:
Interest expense on repurchase agreements	42,121	46,322	54,119	56,392
Interest expense on junior subordinated notes	690	742	788	864

	42,811	47,064	54,907	57,256

Net interest income (loss)	3,409	(360)	388	811

(Loss) on sale of Agency MBS and Non-Agency MBS	—	(10,207)	—	—
Expenses	(1,351)	(1,213)	(1,482)	(1,436)

Income (loss) from continuing operations	2,058	(11,780)	(1,094)	(625)
Income (loss) from discontinued operations	309	(112)	(1,299)	(1,661)

Net income (loss)	$2,367	$(11,892)	$(2,393)	$(2,286)
Dividend on Series A Cumulative Preferred Stock(1)	$—	$(1,011)	$(1,011)	$(2,022)

Net income (loss) to common stockholders	$2,367	$(12,903)	$(3,404)	$(4,308)

Basic and diluted net loss per common share:
Continuing operations	$0.05	$(0.28)	$(0.04)	$(0.05)
Discontinued operations	$—	$—	$(0.03)	$(0.04)

Total basic and diluted net income (loss) per common share	$0.05	$(0.28)	$(0.07)	$(0.09)

Basic diluted weighted average number of shares outstanding	45,388	45,372	45,392	45,565
Diluted weighted average number of shares outstanding	45,401	45,372	45,392	45,565

For the year ended December 31, 2005 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
Interest income net of amortization of premium and discount:
Interest on Agency MBS	$38,798	$39,860	$38,797	$41,793
Interest on Non-Agency MBS	—	—	—	—

	38,798	39,860	38,797	41,793

Interest expense:
Interest expense on repurchase agreements	25,602	31,609	33,869	38,021
Interest expense on junior subordinated notes	94	585	630	690

	25,696	32,194	34,499	38,711

Net interest income	13,102	7,666	4,298	3,082

Income from continuing operations	11,194	6,328	3,025	1,728
Income (loss) from discontinued operations	3,288	2,527	1,487	(692)

Net income	$14,482	$8,855	$4,512	$1,036
Dividend on Series A Cumulative Preferred Stock(1)	$(868)	$(1,011)	$(1,011)	$(2,022)

Net income (loss) to common stockholders	$13,614	$7,844	$3,501	$(986)

Basic and diluted net income (loss) per common share:
Continuing operations	$0.22	$0.11	$0.04	$(0.01)
Discontinued operations	$0.07	$0.05	$0.03	$(0.01)

Total basic and diluted net income (loss) per common share	$0.29	$0.16	$0.07	$(0.02)

Basic weighted average number of shares outstanding	46,839	47,637	47,867	46,069
Diluted weighted average number of shares outstanding	46,876	47,668	47,891	46,069

(1)	The unaudited quarterly data has been corrected in accordance with SAB 108 (as described in Note 11) and will therefore not tie to the Form 10-Q that was filed.

NOTE 15. DISCONTINUED OPERATIONS

As described in Note 1 (Organization), we provided a description of the facts and circumstances that led up to the conclusion that all of the assets of Belvedere Trust were materially impaired and that it is reported as discontinued operations. In September 2007, we developed a plan to dispose of Belvedere Trust. Most of the assets of Belvedere Trust have already been disposed of and we expect the remainder to be disposed of within one year. We are not acquiring any new assets nor transacting any new business and are in the process of winding down the operations of Belvedere Trust. Although there may be some cash flows from the remaining investment and related debt, we do not consider these to be significant. As there will be no new revenue-producing or cost-generating activities, we do not consider these cash flows to be direct cash flows of Belvedere Trust.

As described in Note 1 (Change in Basis of Presentation), we have concluded that Belvedere Trust and BT Management are reported as discontinued operations.

The major assets and liabilities of the discontinued operations at December 31, 2006 and 2005 are as follows (in thousands):

	December 31, 2006	December 31, 2005
Assets of Discontinued Operations:
BT Other MBS pledged to counterparties at fair value	$147,644	$91,153
BT Other MBS at fair value	15,155	4,776

	162,799	95,929
Cash and cash equivalents	140	8,220
Restricted cash	—	1,250
BT Residential Loans	1,682,522	2,497,881
Allowance for loan losses	(1,608)	(1,655)
Interest receivable	8,394	10,896
Other assets	6,542	9,854

	$1,858,789	$2,622,375

Liabilities of Discontinued Operations:
Accrued interest payable	$8,487	$9,414
Repurchase agreements (Belvedere Trust)	275,733	429,919
Whole loan financing facilities	—	493
MBS issued	1,471,724	2,069,634
Accrued expenses and other liabilities	116	8,267

	$1,756,060	$2,517,727

	For the Year Ended December 31,
	2006	2005	2004
Interest income:
Interest on BT Other MBS	$8,391	$3,987	$2,522
Interest on BT Residential Loans	94,682	118,518	33,617

	103,073	122,505	36,139

Interest expense:
Interest expense on repurchase agreements	16,689	17,143	6,020
Interest expense on whole loan financing facilities	3	4,024	3,830
Interest expense on MBS issued	88,367	90,243	18,270

	105,059	111,410	28,120

Net interest income (expense)	(1,986)	11,095	8,019

Gain on sale of Belvedere Trust’s assets	2,622	129	498

Expenses	(3,399)	(4,614)	(2,692)

(Loss) income from discontinued operations	$(2,763)	$6,610	$5,825

Accounting Policies and Footnotes for Discontinued Operations

Restricted Cash

Restricted cash includes cash held by lenders as additional collateral for secured borrowings and cash pledged as collateral on certain interest rate agreements.

BT Other MBS Portfolio

BT Other MBS include high credit quality securities (which may include both investment and non-investment grade MBS) which are backed by first-lien hybrid and adjustable-rate residential mortgage loans. Credit losses are generally allocated to securities in order, beginning with the first loss security, up to a maximum of the principal amount of the first loss security. Losses are then allocated in order to the second loss, third loss and more senior securities. Since some of the BT Other MBS portfolio includes non-investment grade securities, which includes the first loss security, we bear primary credit risk associated with mortgages with a face value of $1.5 billion as of December 31, 2006. Additionally, when Belvedere Trust acquires these securities, the purchase price generally includes a discount associated with this credit risk. Belvedere Trust evaluates the discount against any probable losses. If, subsequent to the acquisition of the securities, the estimated losses exceed the discount, this would cause a reduction in earnings. At December 31, 2006, Belvedere Trust has incurred $17 thousand in credit losses on these securities.

We currently classify all of Belvedere Trust’s BT Other MBS as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains or losses are included in “Other comprehensive income or loss” as a component of stockholders’ equity. Losses on securities classified as available-for-sale which are determined by management to be other-than-temporary in nature are reclassified from other comprehensive income to income.

Interest income on BT Other MBS is determined in accordance with FASB Emerging Issues Task Force (EITF) 99-20. The excess of estimated future cash flows over the initial investment is the accretable yield to be recognized as interest income over the life of the investment using the effective yield method. If the current fair value of any individual security is lower than its current amortized cost, we determine whether an impairment charge is required to be taken through current income. If there is a continued adverse change in estimated cash flows (considering both the timing and the amount of the cash flows, and taking into consideration receipt of cash flows to date), then the security is written down to fair value, which then becomes the new amortized cost basis for future amortization.

Securities are recorded on the date the securities are purchased or sold. Realized gains or losses from securities transactions are determined based on the specific identified cost of the securities.

The following table shows our investments’ gross unrealized losses and fair value of those individual securities that have been in a continuous unrealized loss position, at December 31, 2006, aggregated by investment category and length of time:

	Less Than 12 Months			12 Months or More			Total
	(in thousands)
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
BT Other MBS	13	$46,159	$(655)	9	$26,845	$(770)	22	$73,004	$(1,425)

We did not consider the BT Other MBS that have been in a continuous loss position for 12 months or more to be other-than-temporarily impaired. The unrealized losses on these investments were caused by fluctuations in interest rates. The loans collateralizing these securities are high credit-quality first-lien residential mortgage loans. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because we had the ability and intent to hold those investments until a recovery of fair value up to (or beyond) its cost, which may have been maturity, we did not consider these investments to be other-than-temporarily impaired at December 31, 2006.

The following tables summarize Belvedere Trust’s BT Other MBS classified as available-for-sale as of December 31, 2006 and December 31, 2005 which are carried at their fair value (amounts in thousands):

December 31, 2006

BT Other MBS	Total BT Other MBS
Amortized cost	$162,597
Unrealized gains	1,627
Unrealized losses	(1,425)

Fair value	$162,799

December 31, 2005

BT Other MBS	Total BT Other MBS
Amortized cost	$99,071
Unrealized gains	1,180
Unrealized losses	(4,322)

Fair value	$95,929

Variable Interest Entities

Belvedere Trust structures securitization transactions primarily through non-qualified special purpose entities, or SPEs (such as real estate mortgage investment conduit, or REMIC, trusts). The principal business activity involves issuing various series of MBS (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each series of MBS is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Under FASB Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities,” these interests in non-qualified SPEs are deemed to be VIEs and we are considered the primary beneficiary. We disclose our interests in consolidated VIEs under FIN 46 as “BT Residential Loans.”

Securitization Activities

Belvedere Trust acquires residential mortgage loans and other mortgage-related assets from third party originators, including banks and other mortgage lenders. To date, Belvedere Trust transferred approximately $3.8 billion of residential mortgage loans to securitization trusts pursuant to pooling and third party servicing agreements. With the exception of the first transaction in February 2004, all of the other transactions utilized non-qualified SPEs requiring consolidation, which effectively resulted in these transactions being accounted for as financings. During the year ended December 31, 2006, Belvedere Trust did not transfer any residential mortgage loans to securitization trusts. During the year ended December 31, 2006, Belvedere Trust transferred securities of $139.9 million retained from prior securitizations to third parties. These securities now have a current face value of $118.5 million. These transactions are also effectively accounted for as financings.

The residential real estate loans remain as assets of discontinued operations subsequent to securitization and the financing resulting from these securitizations is shown as liabilities of discontinued operations. The servicing of the mortgage loans is performed by third parties under servicing arrangements that resulted in no servicing asset or liability.

On April 11, 2005, the SEC declared effective a shelf registration statement on Form S-3 filed by Belvedere Trust’s wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $4.5 billion in asset-backed securities.

For the one securitization transaction (HYB1) accounted for as a sale during 2004, Belvedere Trust transferred approximately $253 million of residential mortgage loans to a securitization trust pursuant to a pooling and third party servicing agreement dated as of February 1, 2004. The net proceeds of the sale were used primarily to pay off a whole loan financing line of credit. The retained securities are carried at amortized cost, adjusted for fair market value based on quoted market prices. As these securities include first loss security, Belvedere Trust bears the credit risk associated with these mortgages. The principal balance outstanding, at December 31, 2006, of all the securities from this transaction, was $94 million; the amount of assets derecognized was $72 million and the amount recognized as our retained securities was $22 million. At December 31, 2006, the delinquent amount of all the principal balances from this transaction was $3 million and there have been no credit losses to date.

The information in the following table projects the impact of sudden changes in interest rates on the fair value of these retained securities at December 31, 2006 and 2005:

	Projected Percentage Change in Fair Value of Retained Securities
Change in Interest Rates	December 31, 2006	December 31, 2005
-2.0%	0.85%	3.1%
-1.0%	0.61%	1.6%
0%	—	—
1.0%	-1.07%	-1.5%
2.0%	-2.57%	-3.3%

In accordance with our investment guidelines, Belvedere Trust has the opportunity to invest in asset classes other than mortgage loans intended for securitization. Such investments may be attractive, among other times, when the cost of acquiring residential real estate loans has increased to a point where it becomes un-economical to securitize these loans. This situation may happen at various points of the business and credit cycle, especially when loan production decreases. Belvedere Trust has not securitized loans since May 25, 2005 because of such circumstances. Investments have instead been made in senior and subordinated tranches from various issuers’ securitizations. The analyses and investment decisions have been based on a similar approach to what Belvedere Trust typically has done for the acquisition of residential real estate loans intended for its own securitizations.

Residential Real Estate Loans and Allowance for Loan Losses

We acquire residential mortgage loans and hold them as long-term investments through Belvedere Trust. Belvedere Trust finances the mortgage loans with short-term debt until a sufficient quantity has been accumulated for securitization into MBS in order to obtain long-term financing and to enhance liquidity. While these mortgage loans are generally acquired with the intention of securitizing them, Belvedere Trust may not be successful in its efforts to securitize the loans into MBS. Belvedere Trust’s residential real estate loans are classified as held-for-investment and are carried at their unpaid principal balance, adjusted for unamortized premiums or discounts. Interest income is accrued based upon the actual interest rates and the outstanding principal amounts on the loans. Premiums or discounts are amortized into income using the effective interest yield method, adjusted for actual prepayments and considering estimated future prepayments, based on SFAS 91. To meet our investment criteria, mortgage loans acquired by us will generally conform to the underwriting guidelines established by Freddie Mac, Fannie Mae or to secondary market standards for high quality mortgage loans. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution and we do not intend to obtain additional appraisals at the time of acquiring mortgage loans. Mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States including savings and loan associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others.

Belvedere Trust maintains an allowance for loan losses for residential real estate loans held in consolidated securitization trusts and for loans held prior to securitization. The balance is included in “Allowance for loan losses” included in Assets from Discontinued Operations. We establish and maintain an allowance for estimated loan losses inherent in our residential real estate loan portfolio. The loan loss reserves are based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores, delinquency and collateral value. The reserves are reviewed on a regular basis and adjusted as deemed necessary. The allowance for loan losses on our residential real estate loans is established by taking loan loss provisions in discontinued operations. We do not maintain a loan repurchase reserve, as any risk of loss due to loan repurchases (i.e., due to breach of representations) would normally be covered by recourse to the companies from whom we acquired the loans.

Belvedere Trust’s BT Residential Loans portfolio totaled $1.7 billion at December 31, 2006. Belvedere Trust had no loans pending securitization at December 31, 2006. Included in the residential real estate loan portfolio are 20 loans with a carrying value of $5.37 million, including a valuation reserve of $1.05 million, which have become real estate owned.

At December 31, 2006, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Securitized Residential Real Estate Loans	Total Residential Real Estate Loans
Principal balance	$—	$1,652,773	$1,652,773
Principal receivable	—	11	11
Unamortized premium	—	30,788	30,788
Valuation reserve on real estate owned	—	(1,050)	(1,050)

Carrying value	$—	$1,682,522	$1,682,522

At December 31, 2005, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Securitized Residential Real Estate Loans	Total Residential Real Estate Loans
Principal balance	$499	$2,450,894	$2,451,393
Principal receivable	101	—	101
Unamortized premium	13	46,374	46,387

Carrying value	$613	$2,497,268	$2,497,881

At December 31, 2006, residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30-59 Days)	Delinquent Balance (60+ Days)
First-lien adjustable-rate residential real estate loans	Moving Treasury Average ARM	6.750% – 9.125%	2032 – 2045	$657,311	$14,542	$5,982
First-lien adjustable-rate residential real estate loans	1-Month ARM	6.375% – 9.000%	2034 – 2035	53,218	1,231	1,924
First-lien adjustable-rate residential real estate loans	6-Month ARM	6.000% – 8.750%	2033 – 2035	102,288	5,268	6,176
First-lien adjustable-rate residential real estate loans	1-Year ARM	7.000% – 7.625%	2033 – 2034	2,002	—	—
First-lien adjustable-rate residential real estate loans	3-Year Hybrid	2.875% – 6.375%	2033 – 2035	199,093	1,366	2,542
First-lien adjustable-rate residential real estate loans	5-Year Hybrid	3.375% – 6.750%	2033 – 2035	472,935	3,962	3,875
First-lien adjustable-rate residential real estate loans	7-Year Hybrid	3.750% – 6.625%	2033 – 2034	150,695	1,032	841
First-lien adjustable-rate residential real estate loans	10-Year Hybrid	4.500% – 6.250%	2034 – 2035	15,231	314	—

				$1,652,773	$27,715	$21,340

At December 31, 2005, residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30-59 Days)	Delinquent Balance (60+ Days)
First-lien adjustable-rate residential real estate loans	Moving Treasury Average ARM	5.250% – 7.625%	2032 – 2045	$978,936	$16,914	$1,593
First-lien adjustable-rate residential real estate loans	1-Month ARM	5.125% – 7.750%	2034 – 2035	168,128	2,078	1,746
First-lien adjustable-rate residential real estate loans	6-Month ARM	3.875% – 7.625%	2033 – 2035	273,375	5,954	4,679
First-lien adjustable-rate residential real estate loans	1-Year ARM	5.125% – 6.625%	2033 – 2034	2,882	—	—
First-lien adjustable-rate residential real estate loans	3-Year Hybrid	2.875% – 6.375%	2033 – 2035	265,851	1,219	1,320
First-lien adjustable-rate residential real estate loans	5-Year Hybrid	3.375% – 6.750%	2033 – 2035	574,297	5,129	3,157
First-lien adjustable-rate residential real estate loans	7-Year Hybrid	3.750% – 6.625%	2033 – 2034	170,273	1,272	—
First-lien adjustable-rate residential real estate loans	10-Year Hybrid	4.500% – 6.375%	2034 – 2035	17,651	—	—

				$2,451,393	$32,566	$12,495

At December 31, 2006 and 2005, the residential real estate loans consisted of the following (in thousands):

	December 31, 2006		December 31, 2005
Range of Principal Balance of Loans	Number of Loans	Principal Balance	Number of Loans	Principal Balance
$0–$99	171	$13,533	235	$18,508
$100–$149	494	61,728	764	96,055
$150–$199	490	85,137	749	130,481
$200–$249	424	95,051	644	144,120
$250–$299	337	92,584	563	153,907
$300–$349	390	127,726	599	195,646
$350–$399	536	201,699	784	294,387
$400–$449	422	179,016	603	255,107
$450–$499	329	156,018	485	229,912
$500–$749	697	411,234	1,000	589,735
$750–$999	159	139,116	226	198,108
$1,000 or greater	73	89,931	117	145,427

	4,522	$1,652,773	6,769	$2,451,393

At December 31, 2006, the weighted average gross coupon on residential real estate loans which Belvedere Trust had securitized was 6.12% and the weighted average net coupon on residential real estate loans which Belvedere Trust had securitized was 5.77%. At December 31, 2005, the weighted average gross coupon on residential real estate loans which Belvedere Trust securitized was 5.54% and the weighted average net coupon on residential real estate loans which Belvedere Trust securitized was 5.18%. At December 31, 2006, the weighted average FICO was 727 and the loan-to-value (LTV) was 72. At December 31, 2005, the weighted average FICO was 725 and the LTV was 72.

Geographic Concentration	December 31, 2006	December 31, 2005
Southern California	29%	31%
Northern California	23%	22%
Florida	7%	7%
Colorado	4%	3%
Virginia	4%	4%
Michigan	3%	3%
Illinois	3%	3%
Nevada	3%	3%
Other states (none greater than 2%)	24%	24%

Total:	100%	100%

Belvedere Trust’s BT Residential Loans portfolio was $1.7 billion at December 31, 2006. Belvedere Trust had no loans pending securitization at December 31, 2006. The securitized residential real estate loans serve as collateral for $1.47 billion of MBS issued and $154.5 million of repurchase agreement financings. Belvedere Trust structures securitization transactions primarily through SPEs (such as REMIC trusts) as discussed in Item 1 under “Variable Interest Entities.” The principal business activity involves issuing various series of MBS (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each MBS series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Although the $1.7 billion of residential real estate loans which have been securitized are consolidated in assets of discontinued operations, the SPEs that hold such loans, including BellaVista Funding Corporation, are legally separate from us and Belvedere Trust. Consequently, the assets of these SPEs (including the securitized mortgage loans) are not available to our creditors or to creditors of Belvedere Trust. Only our interest in the securities issued by the SPEs are legal assets of our company and Belvedere Trust. Of the MBS (including Belvedere Trust’s first securitization), $1.55 billion in principal amount outstanding at December 31, 2006 have been sold to third parties and $202 million have been retained by Belvedere Trust. The securities retained by Belvedere Trust include $97 million of AAA class, $22 million of AA class and $83 million of classes less than AA.

The following table represents the changes at December 31, 2006 and 2005 in Belvedere Trust’s BT Residential Loans portfolio:

	December 31, 2006	December 31, 2005
	(in thousands)
Balance, beginning of year	$2,497,881	$2,622,321
New loan acquisitions	—	893,390
Sales (other than to consolidated securitization trusts)	(513)	(73,635)
Principal repayments	(797,871)	(930,786)
Premium amortization	(15,575)	(13,363)
Valuation reserve on real estate owned	(1,050)	—
Net activity on principal balance of real estate owned	(114)	—
Losses on real estate owned	(174)	—
Other adjustments	(62)	(46)

Balance, end of year	$1,682,522	$2,497,881

The following table represents the changes at December 31, 2006 and 2005 in the allowance for loan losses on Belvedere Trust’s BT Residential Loans portfolio:

	December 31, 2006	December 31, 2005
	(in thousands)
Balance, beginning of period	$1,655	$591
Additions(1)	1,265	1,085
Valuation reserve on real estate owned	(1,050)	0
Charge-offs(1)	(304)	(21)
Recoveries(1)	42	0

Balance, end of period	$1,608	$1,655

(1)	The allowance for loan losses is comprised of two components: a general loan loss reserve and a specific loan loss reserve. The general loan loss reserve is based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores and collateral value. The specific loan loss reserve is determined based upon an analysis of individual seriously delinquent loans. During the twelve months ended December 31, 2006, Belvedere Trust added $165 thousand to its general loan loss reserve and $1.1 million to its specific loan loss reserve. During the twelve months ended December 31, 2006, credit losses of $262 thousand (net of $42 thousand in recoveries) were charged to Belvedere Trust’s specific loan loss reserve.

Belvedere Trust’s Repurchase Agreements

Belvedere Trust has entered into repurchase agreements with major financial institutions to finance most of its BT Other MBS. In addition, Belvedere Trust has entered into repurchase agreements to finance most of the retained portion of the residential real estate loans which it has securitized. The repurchase agreements are primarily short-term borrowings that are secured by the market value of the pledged assets and bear interest rates that have historically had their basis on LIBOR. At December 31, 2006, Belvedere Trust’s repurchase agreements had a weighted average term to maturity of 124 days and a weighted average borrowing rate of 5.11%. At December 31, 2005, Belvedere Trust’s repurchase agreements had a weighted average term to maturity of 244 days and a weighted average borrowing rate of 3.72%.

At December 31, 2006 and 2005, Belvedere Trust’s repurchase agreements had the following remaining maturities:

	December 31, 2006	December 31, 2005
Less than 3 months	66.0%	30.3%
3 months to less than 1 year	19.5%	50.8%
1 year to less than 2 years	14.5%	9.6%
2 year to less than 3 years	—	9.3%

Total:	100.0%	100.0%

Belvedere Trust is a party to its repurchase agreements and Anworth is neither a co-party to or a guarantor of such agreements.

MBS Issued and Whole Loan Financing Facilities

Belvedere Trust finances its residential real estate loans using MBS issued (obligations due on pass-through certificates or bonds) through securitizations. The interest rates on the MBS issued are variable and are based either upon the interest rates on the underlying loan collateral or upon LIBOR. At December 31, 2006 and 2005, the weighted average coupon on the MBS issued was 5.04% and 4.55%, respectively. The maturities on the MBS issued are also based upon the maturities of the underlying mortgages. Principal is paid on the MBS issued following receipt of principal payments on the loans. The scheduled maturities of the MBS issued extend to October 2045. At December 31, 2006, residential real estate loans with a face value of approximately $1.47 billion have been pledged as collateral for the MBS issued. At December 31, 2005, residential real estate loans with a face value of approximately $2.45 billion were pledged as collateral for the MBS issued.

Belvedere Trust has entered into whole loan financing facilities to finance its residential real estate loan acquisitions prior to securitization. The whole loan financing facilities are short-term borrowings that are secured by the loans and bear interest rates that have historically had their basis on LIBOR. At December 31, 2006, Belvedere Trust had no outstanding borrowings under these facilities. At December 31, 2005, loans with a face value of approximately $499 thousand were pledged as collateral under these facilities.

The following table represents the principal payments of the whole loan financing facilities and the MBS issued at December 31, 2006 and for each of the succeeding five years:

	2007	2008	2009	2010	2011
	(in thousands)
Whole loan financing facilities	$—	$—	$—	$—	$—
MBS issued	$368,219	$276,164	$207,123	$155,342	$116,507

The following table represents the principal payments of the MBS issued and the whole loan financing facilities at December 31, 2005 and for each of the succeeding five years:

	2006	2007	2008	2009	2010
	(in thousands)
Whole loan financing facilities	$493	$—	$—	$—	$—
MBS issued	$517,583	$388,187	$291,141	$218,355	$163,767

The whole loan financing facilities are short-term credit facilities with credit limits totaling $400 million. For the table above, the principal payments have been estimated based on prepayment assumptions (actual future prepayment experiences may differ materially from these estimates). The actual principal paid in each year will be dependent upon the principal received on the underlying loans. The collateral specific to each MBS series is the sole source of repayment of the debt.

Fair Value of Financial Instruments

Belvedere Trust’s BT Other MBS is reflected in the consolidated financial statements at estimated fair value. Management bases its fair value estimates for Belvedere Trust’s BT Other MBS primarily on third-party bid price indications provided by dealers who make markets in these financial instruments when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts we could realize in a current market exchange.

Cash and cash equivalents, restricted cash, interest receivable, repurchase agreements and payables for securities purchased are reflected in the consolidated financial statements at their costs, which approximates their fair value because of the nature and short term of these instruments.

The following table of the estimated fair value of financial instruments at December 31, 2006 was made by using available market information, historical data and appropriate valuation methodologies. However, considerable judgment is required to interpret market and historical data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange.

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31, 2006		December 31, 2005
	(in thousands)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Residential real estate loans pending securitization	$—	$—	$613	$613
Residential real estate loans securitized	$1,682,522	$1,667,581	$2,497,268	$2,473,438
MBS issued	$1,471,725	$1,463,864	$2,069,634	$2,051,837

These fair value estimates at December 31, 2006 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The unrealized decline in fair value of these loans has been caused by fluctuations in interest rates. The loans are high credit-quality first-lien residential mortgage loans. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because Belvedere Trust has the ability and intent to hold those loans until a recovery of carrying value, which may be maturity, we do not consider these loans to be other-than-temporarily impaired at December 31, 2006.

Residential real estate loans are presented in Assets of Discontinued Operations at historical cost, net of amortization, as we hold these assets for investment. The fair value of the residential real estate loans is calculated using assumptions based on historical experience, industry information and estimated rates of future prepayments and credit losses. The estimates of fair value are inherently subjective in nature, involve matters of uncertainty and judgment and do not necessarily indicate the amounts that could be received in a current market exchange. The estimated fair value of MBS issued (obligations due on pass-through certificates) is based on dealers’ quotes.

Credit Risk

Belvedere Trust’s investment strategy of acquiring, accumulating and securitizing loans involves credit risk. While Belvedere Trust intends to securitize the loans that it acquires into high quality assets in order to achieve better financing rates and to improve its access to financing, it bears the risk of loss on any loans that its acquires and which it subsequently securitizes. Belvedere Trust acquires loans that are not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, it will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes and hurricanes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the loan. In the event of a default on any such loans that it holds, Belvedere Trust would bear the loss equal to the difference between the realizable value of the mortgaged property, after expenses, and the outstanding indebtedness, as well as the loss of interest. Belvedere Trust acquires many types of loans including those that have interest-only features during the terms of the loans and also those that allow for negative amortization. Loans with these features may expose Belvedere Trust to increased risk of default. Belvedere Trust’s risk management includes targeting loans with higher credit quality, borrowers with adequate income to make the required loan payments and maintaining a program of quality assurance. At December 31, 2006, we have not sold the first loss securities from our securitizations to third parties. At December 31, 2006, 41% of the loans Belvedere Trust owned had interest-only features as measured by outstanding principal balance and 38% of Belvedere Trust’s loans allowed for negative amortization.

Other-than-temporary losses on Belvedere Trust’s BT Other MBS, as measured by the amount of decline in estimated fair value attributable to factors that are considered to be other-than-temporary, are charged against income, resulting in an adjustment of the cost basis of such securities. The following are among, but not all of, the factors considered in determining whether and to what extent an other-than-temporary impairment exists: (i) the expected cash flow from the investment; (ii) whether there has been an other-than-temporary deterioration of the credit quality of the underlying mortgages; (iii) the credit protection available to the related mortgage pool for MBS; (iv) any other market information available, including analysts’ assessments and statements, public statements and filings made by the debtor or counterparty; (v) management’s internal analysis of the security, considering all known relevant information at the time of assessment; and (vi) the magnitude and duration of historical decline in market prices. Because management’s assessments are based on factual information as well as subjective information available at the time of assessment, the determination as to whether an other-than-temporary decline exists and, if so, the amount considered impaired is also subjective and, therefore, constitutes material estimates that are susceptible to significant change.

Capitalization of Securitization Costs

We capitalize various costs incurred in connection with a securitization transaction. These costs are amortized into income over the expected lives of the securities using the proportional method, based on the effects of actual prepayments.

Commitments and Contingencies

(a) We sublease 2,305 square feet of office space for our Belvedere Trust operations from an independent third party. The sublease commenced March 1, 2005 and ends on July 31, 2008. The future minimum lease commitment (in whole dollars) is as follows:

Year	2007	2008	Total Commitment
Commitment amount	$64,540	$37,648	$102,188

(b) Loan Purchase Commitments—At December 31, 2006, Belvedere Trust had no commitments to purchase mortgage loans.

(c) Securities Purchase Commitments—At December 31, 2006, Belvedere Trust had no outstanding commitments to acquire MBS.

NOTE 16. SUBSEQUENT EVENTS

On February 1 and 7, 2007, we issued an aggregate of 1.15 million shares of Series B Preferred Stock and received net proceeds of approximately $27 million (net of underwriting fees, commissions and other costs). The shares have a liquidation value of $25.00 per share and will pay cash dividends at a rate of 6.25% per year of the $25.00 liquidation preference. The conversion rate will initially be 2.3809 shares of our common stock per share of Series B Preferred Stock. The conversion rate will be adjusted in any fiscal quarter in which the cash dividends paid to common stockholders results in an annualized common dividend yield which is greater than 6.25%. The conversion ratio will also be subject to adjustment upon the occurrence of certain specific events such as a change of control.

We intend to classify the Series B Preferred Stock as temporary equity, which we believe follows the guidance of Emerging Issues Task Force (EITF) Topic D-98, “Classification and Measurement of Redeemable Securities.” The Series B Preferred Stock contains certain fundamental change provisions that allow the holder to redeem the preferred stock for cash only if certain events occur. As redemption under these circumstances is not solely within our control, we believe the guidance specifies the treatment of these securities as temporary equity.

We have also analyzed whether the conversion features in the Series B Preferred Stock should be bifurcated under the guidance in FAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and have determined that these do not need to be bifurcated.

Since December 31, 2006, we have entered into five additional swap agreements with an aggregate notional amount of $500 million for terms of up to three years. We utilize swap agreements to manage interest rate risk. In accordance with these swap agreements, we pay a fixed rate of interest during the term of the swap agreements and receive a payment that varies with the three-month LIBOR rate.

In February 2007, Belvedere Trust sold one of its interest-only securities for approximately $2.37 million. At December 31, 2006, we wrote down the value of this security from an amortized cost of approximately $3.34 million to its fair value of approximately $2.51 million. This write-down of approximately $830 thousand was reflected in impairment charges. Based on the sales price of approximately $2.37 million, Belvedere Trust recorded in February 2007 an additional loss of approximately $140 thousand on the sale of this security. In addition to the sale of this security, during January and February 2007, Belvedere Trust sold six other securities from its BT Other MBS portfolio, having a fair value at December 31, 2006 of approximately $27.4 million. Belvedere Trust expects to recognize a gain on the sale of these six securities of approximately $1 million. Belvedere Trust sold all of these securities as part of its asset/liability management program in order to reduce its credit risk exposure and to minimize future volatility to its earnings.

With regards to Belvedere Trust and BT Management, see Notes 1 and 15 to the accompany consolidated financing statements.